As filed with the Securities and Exchange Commission on July 12, 2011
Registration No. 333- 174815

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

AMENDMENT NO. 1

TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

BENIHANA INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	5812	65-0538630
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
____________________

8685 Northwest 53rd Terrace
Miami, Florida 33166
(305) 593-6770
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cristina L. Mendoza
Senior Vice President,
General Counsel and
Secretary
Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
(305) 593-6770
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
____________________

copies to:

Gary J. Simon, Esq.
Kenneth A. Lefkowitz, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
(212) 837-6000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective.
____________________

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount To be Registered in Respect of Class A Common Stock (1)	Proposed Maximum Offering Price Per Share (Class A Common Stock) (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.10 per share	11,237,778 shares	$10.44	$117,322,402.32	$13,621.13 (4)

(1)
This Registration Statement relates to the Registrant’s Common Stock, par value $0.10 per share (“Common Stock”), to be issued in the reclassification described herein to the holders, immediately prior to the reclassification, of the Registrant’s Class A Common Stock, par value $0.10 per share (“Class A Common Stock”), based upon the 10,634,978 shares of Class A Common Stock outstanding as of the close of business on July 8, 2011 and the 602,800 shares of Class A Common Stock issuable pursuant to stock options outstanding on such date.  In the reclassification, each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A Common Stock on July 8, 2011, as reported on The NASDAQ Global Select Market, at a ratio of one share of Common Stock per share of Class A Common Stock.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(1) of the Securities Act, based on the product of the estimated maximum number of shares of Common Stock to be registered in the reclassification in respect of shares of Class A Common Stock multiplied by the proposed maximum offering price per share calculated as described in (2) above.

(4)	Of which $12,751.16 previously was paid.
____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Proxy Statement/Prospectus

Dated July 12, 2011, Subject to Completion

PROXY STATEMENT FOR

BENIHANA INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 1, 2011
____________________

PROSPECTUS FOR

BENIHANA INC.

11,237,778 SHARES

COMMON STOCK, PAR VALUE $0.10 PER SHARE
____________________

________, 2011

To the Holders of Common Stock, Class A Common Stock and Series B Convertible Preferred Stock of Benihana Inc.:

I am pleased to invite you to attend a special meeting of stockholders of the Company on Thursday, September 1, 2011, to approve the amendment and restatement of the Company’s certificate of incorporation to eliminate the Company’s dual-class common stock structure by reclassifying one of the Company’s two existing classes of common stock into the Company’s other class of common stock, which would remain as the only class of common stock, and effecting related changes, all intended to improve and simplify the Company’s capital structure. We refer to the foregoing as the “Reclassification.” The Company’s board of directors has unanimously (but for abstentions by Adam L. Gray, who was elected by the holders of Class A Common Stock, and Michael W. Kata) approved the Reclassification, declared the Reclassification advisable and recommended the Reclassification to you for approval. The special meeting will be held at The InterContinental At Doral Miami, 2505 NW 87th Ave, Doral, Florida, 33172, at 9:30 a.m., Eastern Time.

The accompanying notice of meeting and proxy statement/prospectus describe the matters to be considered and voted upon at the special meeting. Please read the entire proxy statement/prospectus and annexes carefully.

The special meeting is being held for the following purposes:

1.	To consider and vote upon the proposal to approve the Reclassification by means of adopting an amendment and restatement of the Company’s certificate of incorporation, pursuant to which:

●
each share of Class A Common Stock, entitled to 1/10 of a vote per share on all matters to be voted on by the Common Stock except for the election of directors, for which the shares of Class A Common Stock vote separately as a class to elect 25% of the members of the board of directors, will be reclassified as and changed into one share of Common Stock, entitled to one vote per share;

●	the class of Class A Common Stock will be eliminated;

●	certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated; and

●
the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000, representing a reduction from the pre-Reclassification number of total authorized shares of all classes of common stock of 44,500,000 shares (i.e., the increase in the number of authorized shares of Common Stock is less than the number of authorized shares of Class A Common Stock being eliminated).

2.
To consider and vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification.

3.
To transact such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

In connection with the Reclassification, the board of directors has amended the Company’s Rights Agreement to accelerate the expiration date so that the Rights Agreement will expire automatically if and when the Reclassification becomes effective.

This proxy statement/prospectus provides detailed information about the Reclassification. Please read the entire proxy statement/prospectus and annexes thereto carefully.

THE TRANSACTIONS CONTEMPLATED IN THIS PROXY STATEMENT/PROSPECTUS INVOLVE RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated ______, 2011 and it and the enclosed proxy card and/or voting instruction are first being mailed to stockholders on or about ______, 2011.

Holders of record, as of July 18, 2011, of the Company’s Common Stock, Class A Common Stock and Series B Preferred Stock are entitled to attend and vote on the Reclassification at the special meeting.

Certain directors and executive officers of the Company are expected to vote or cause to be voted FOR the Reclassification all the shares of Common Stock, Class A Common Stock and Series B Preferred Stock held or controlled by them, representing approximately [1.5]% of the outstanding shares of Common Stock; [6.5]% of the outstanding shares of Class A Common Stock, 100% of the outstanding shares of Series B Preferred Stock; [18.1]% of the voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class; and [24.3]% of the voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class. In evaluating the Reclassification, the Company reviewed certain pertinent factors, including the complexity of the Company’s dual-class common stock structure, marketplace considerations and other matters relating to the Company’s capitalization. In addition, the Company engaged and the board of directors received financial advisory services (including with respect to the structure and terms of the Reclassification) from Moelis & Company LLC, the board of directors’ independent financial advisor in connection with the Reclassification and the Rights Agreement amendment described herein. The board of directors also consulted with the Company’s independent legal advisors and management. After considering all such advice, as well as the board of directors’ independent evaluation of the Reclassification, the board of directors unanimously (but for the abstentions of Adam L. Gray, who was elected by the holders of Class A Common Stock and is Managing Partner of Coliseum Capital Management, LLC, and Michael W. Kata, the Chief Operating Officer of Benihana of Tokyo, Inc.) approved the Reclassification, declared the Reclassification advisable and recommended the Reclassification to the Company’s stockholders.

The Company believes that the Reclassification offers several benefits:

●
the Reclassification is expected to provide investors with greater liquidity and an enhanced quality of trade execution, by aggregating the volume of common shares that are traded and thereby removing a possible impairment to efficient trading of shares;

ii

●
reclassifying the Class A Common Stock into Common Stock would align our stockholders’ voting rights with their economic ownership by eliminating the disparity between voting interests and economic interests and may, therefore, make our common stock a more attractive investment;

●
simplifying our capital structure and increasing liquidity could address complexity and liquidity concerns that institutional investors typically express and may make our common stock more attractive to institutional investors;

●
because some investors may not understand the differences between our two classes of common stock, simplifying our capital structure may eliminate this potential confusion, including confusion as to the calculation of our total market capitalization, shares outstanding and earnings per share; and

●
changing to a single class of common stock structure could provide increased flexibility to use equity as acquisition currency for possible future acquisitions, as well as for possible future offerings of our capital stock to potential investors.

During the six-month period ended May 6, 2011, on average, the Common Stock traded at a slight discount to the Class A Common Stock, though at any given time the trading price of one class of stock might be higher than the trading price of the other class.  Over this period, the average closing sale price per share of Common Stock on trading days was $8.45, or 0.7% less than the average closing sale price of $8.51 per share of Class A Common Stock.  During the five-year period ended May 6, 2011, the average closing sale price per share of Common Stock on trading days was $10.52, compared to an average closing sale price of $10.36 per share of Class A Common Stock. The shares of Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHN” and the shares of Class A Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHNA.” The Company expects that all of the shares of Common Stock that the Company’s stockholders will own following the Reclassification will be listed on The Nasdaq Global Select Market and traded under the symbol “BNHN.”

It is important that your shares be represented at the special meeting, whether or not you plan to attend the special meeting personally.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE RECLASSIFICATION PROPOSAL AND “FOR” THE PROPOSAL TO ADJOURN THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT PROXIES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE RECLASSIFICATION.

To ensure that your shares will be represented and voted at the special meeting, please promptly sign, date, and return your completed proxy card in the enclosed return envelope, whether or not you plan to attend the meeting in person. If you prefer, you may submit your proxy toll-free by telephone or online over the Internet by following the instructions on the enclosed proxy card. If you do attend the special meeting and vote in person, any previously submitted proxy will be automatically revoked by your vote at the meeting. Attendance at the meeting, standing alone, will not revoke a previously submitted proxy. If you fail to vote by proxy or in person, your shares will effectively be counted as a vote against approval of the Reclassification, and such shares will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting, if necessary or appropriate, to permit solicitations of additional proxies.

Your vote is important, regardless of the number of shares you own.  If you have any questions or need assistance in voting your shares, please call Georgeson Inc., our proxy solicitor, at 888-549-6618.

Sincerely,

Richard C. Stockinger Chairman, Chief Executive Officer and President

iii

BENIHANA INC.
____________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 1, 2011
____________________

A special meeting of the holders of Common Stock, Class A Common Stock and Series B Preferred Stock of the Company will be held at The InterContinental At Doral Miami, 2505 NW 87th Ave, Doral, Florida, 33172, at 9:30 a.m., Eastern Time, on Thursday, September 1, 2011, for the following purposes:

1.
To consider and vote upon the proposal to approve the “Reclassification” by means of adopting an amendment and restatement of the Company’s certificate of incorporation, pursuant to which each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock; the class of Class A Common Stock (of which 32,500,000 shares are currently authorized) will be eliminated; certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated; and the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000 shares.

2.
To consider and vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification.

3.
To transact such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

Stockholders owning our Common Stock, Class A Common Stock or Series B Preferred Stock at the close of business on July 18, 2011, the record date for the special meeting, are entitled to vote at the special meeting. A list of the stockholders entitled to vote at the special meeting will be available for examination, during normal business hours, for at least ten days prior to the date of the meeting, at the Company’s principal place of business, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166. Such list will also be available at the place of the special meeting for the duration thereof for examination by any stockholder present at the meeting.

Approval of the Reclassification will require the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of  Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock, voting as a separate class (excluding the Series B Preferred Stock); (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class.  With respect to the vote of the total voting power of the Company voting together, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible. The class vote solely of the Common Stock required to approve the Reclassification will not include any votes by the Series B Preferred Stock, which otherwise votes on an “as if converted” basis together with holders of Common Stock on all matters put to a vote of the holders of Common Stock.

A form of proxy card and a proxy statement/prospectus containing more detailed information with respect to the matters to be considered at the relevant special meeting are included with this notice.
Date: ______, 2011 By Order of the Board of Directors,

Richard C. Stockinger Chairman, Chief Executive Officer and President

Important: We hope you plan to attend the special meeting. Whether or not you plan to attend, it is important that your shares are represented at the special meeting. We strongly urge you to submit a proxy to vote your shares for the Reclassification by signing, dating and returning the enclosed proxy card, or to submit your proxy by telephone or Internet in accordance with the instructions set forth on the proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the special meeting as described in the proxy statement/prospectus. You will receive one proxy card from the Company which must be dated, signed and returned as described above if you wish to submit your proxy by completing and returning the enclosed proxy card.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BENIHANA THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. STOCKHOLDERS MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT FREE OF CHARGE BY REQUESTING THEM ORALLY OR IN WRITING FROM THE COMPANY AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166
Attn: Cristina L. Mendoza, Esq., Secretary
Telephone: (305) 593-0770

If you have any questions or need assistance in voting your shares, please call Georgeson Inc., who is assisting us in connection with the special meeting, at 888-549-6618.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM THE COMPANY, PLEASE DO SO BY ______, 2011 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

In this proxy statement/prospectus, the terms “we,” “us,” “our,” “Benihana” or the “Company” refer to Benihana Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term “Common Stock” means the Company’s Common Stock, par value $0.10 per share.  The term “Class A Common Stock” means the Company’s Class A Common Stock, par value $0.10 per share. The term “Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $1.00 per share. The term “you” refers to a holder of Common Stock, Class A Common Stock and/or Series B Preferred Stock.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the matters presented to you for your approval. The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ______, 2011. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus nor the issuance of Common Stock in the Reclassification shall create any implication to the contrary.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This proxy statement/prospectus contains various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this proxy statement/prospectus and any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein as a result of a number of factors, either individually or in combination, including general economic conditions and disruptions in the global credit and equity markets, competition in the restaurant industry, ability to achieve expected results, changes in food and supply costs, increases in minimum wage, rising insurance costs, fluctuations in operating results, challenges to continued growth, access to sources of capital and the ability to raise capital, issuances of additional equity securities, ability to construct new restaurants within projected budgets and time periods, ability to renew existing leases on favorable terms, further deterioration in general economic conditions and high unemployment, availability of qualified employees, ability to implement our growth strategies, ability to retain key personnel, litigation, ability to comply with governmental regulations, changes in financial accounting standards, ability to establish, maintain and apply adequate internal control over financial reporting, effect of market forces on the price of our stock and other factors that we cannot presently foresee. Any forward-looking information provided in this proxy statement/prospectus should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this proxy statement/prospectus.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	6
RISK FACTORS	13
SUMMARY	14
The Company	14
The Reclassification	14
The Amended Rights Agreement	16
Stockholder Approval	16
Appraisal Rights	16
United States Federal Income Tax Consequences	17
Recommendation to Stockholders	17
Advice of Independent Financial and Legal Advisors	17
Interests of Certain Persons in the Reclassification	17
Conditions to the Reclassification	18
Accounting Treatment	19
NASDAQ Listing	19
Selected Historical Consolidated Financial Information	19
THE SPECIAL MEETING	21
General	21
Date, Time and Place of the Special Meeting; Record Date	21
What Will be Voted Upon	21
Quorum	22
Vote Required for Approval	22
Adjournments and Postponements	22
Proxies; Revocability of Proxies; Cost of Solicitation	23
Meeting Admittance Procedures	24
Recommendation of the Board of Directors	24
THE RECLASSIFICATION	25
The Company	25
Structure of the Reclassification	25
Amendments to the Certificate of Incorporation	26
The Amended Rights Agreement	26
Background of the Reclassification	26
Reasons for the Reclassification	26
Recommendation of the Board of Directors	28
Conditions to the Reclassification	28
NASDAQ Listing	28
Accounting Treatment	29
United States Federal Income Tax Consequences of the Reclassification	29
Appraisal Rights	29
Federal Securities Law Consequences	29
Share Certificates	30
INTERESTS OF CERTAIN PERSONS IN THE RECLASSIFICATION	31
DESCRIPTION OF CAPITAL STOCK	33
General	33
Common Stock	33
Preferred Stock	33
Certain Anti-Takeover Matters	35
DESCRIPTION OF CAPITAL STOCK POST-RECLASSIFICATION	36
Authorized Capital Stock	36
Common Stock and Preferred Stock	36
COMPARISON OF STOCKHOLDER RIGHTS	37
APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE RECLASSIFICATION	38
LEGAL MATTERS	38
EXPERTS	38
SUBMISSION OF STOCKHOLDER PROPOSALS	38

BACK

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	WHY IS THE COMPANY PROPOSING THE RECLASSIFICATION?

A:	The Company has proposed the Reclassification for a number of reasons:

●
Improved Liquidity and Trading Efficiencies. The Reclassification is expected to provide investors with greater liquidity and an enhanced quality of trade execution. It would support facilitating enhanced liquidity for our stockholders by aggregating the volume of our common shares that are traded, thereby removing a possible impairment to the efficient trading of our shares. Greater liquidity of the Common Stock following the Reclassification may allow investors to buy and sell larger positions in that class with less impact on the stock price than would otherwise be the case.

●
Alignment of Voting Rights with Economic Ownership. The Reclassification of the Class A Common Stock into Common Stock would eliminate the disparity between voting interests and economic interests. The Reclassification will align stockholders’ voting rights with their economic interests in the Company by establishing a simplified common stock capital structure whereby each share of common stock is entitled to one vote. Further, the Reclassification will eliminate the current right of the holders of Class A Common Stock, voting separately as a class, to elect 25% of the members of our board of directors. The Company believes that the Reclassification may therefore make our Common Stock a more attractive investment.

●
Increased Attractiveness to Institutional Investors. The Company believes that simplifying our capital structure and increasing liquidity by reclassifying one of the Company’s two existing classes of common stock into the Company’s other class of common stock could address complexity and liquidity concerns that institutional investors typically express and will allow our common shares to be held by certain institutional investors whose investment policies do not permit them to invest in companies that have disparate voting rights in their capital structure or are limited by class market capital size.

●
Elimination of Investor Confusion and Improved Transparency. The Company believes that some investors may not understand the differences between our two classes of common stock. Reclassifying the Class A Common Stock into Common Stock would simplify our capital structure and may eliminate this potential confusion, including confusion as to the calculation of our total market capitalization, shares outstanding and earnings per share.

●
Increased Strategic Flexibility. The Company believes that the simplified common stock capital structure could provide increased flexibility to structure acquisitions and equity financings by using equity as acquisition currency and for possible future offerings of our capital stock to potential investors.

Q:	WHAT IS THE EFFECT OF THE RECLASSIFICATION?

A:
If the Reclassification is approved, it will unify the two classes of common stock into a single class of common stock. The Class A Common Stock will no longer exist with its rights, powers, privileges, preferences, or qualifications, limitations or restrictions. Each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock, entitled to one vote per share and no additional rights to separately elect directors. We will cause our current Class A Common Stock to be delisted from The Nasdaq Global Select Market after the effective date of the Reclassification.  In addition, if the Reclassification is approved, then our Rights Agreement would expire automatically upon the effectiveness of the Reclassification.

Q:	HOW DID THE BOARD OF DIRECTORS DETERMINE THE RATIO OF ONE SHARE OF COMMON STOCK FOR EACH SHARE OF CLASS A COMMON STOCK IN THE RECLASSIFICATION?

BACK

A:
As described in this proxy statement/prospectus, the board of directors considered numerous factors in approving the Reclassification. See “The Reclassification─Reasons for the Reclassification.” In determining the ratio of one share of Common Stock for each share of Class A Common Stock in the Reclassification, the board of directors reviewed certain pertinent factors, including the complexity of the Company’s dual-class common stock structure, marketplace considerations and other matters relating to the Company’s capitalization, as well as considering the legal advice it received from its independent legal advisors and the financial advice it received (including with respect to the structure and terms of the Reclassification) from the independent financial advisor the Company engaged to provide financial advisory services in connection with Reclassification and Rights Agreement amendment discussed herein.  In particular, the board of directors considered (i) certain historical trading price and trading volume differentials of the Class A Common Stock and the Common Stock, including that during the six-month period ended May 6, 2011, on average, the Common Stock traded at a slight discount to the Class A Common Stock, though at any given time the trading price of one class of stock might be higher than the trading price of the other class, and that over this period, the average closing sale price per share of Common Stock on trading days was $8.45, or only 0.7% less than the average closing sale price of $8.51 per share of Class A Common Stock; and (ii) that reclassifying each share of Class A Common Stock into one share of Common Stock will result in the holders of Class A Common Stock experiencing an increase in voting power from 1/10 of a vote to a full vote per share.  See “Risk Factors─The Reclassification may not benefit the Company or its stockholders and would result in vote dilution for existing holders of Common Stock.”  The foregoing two considerations were only two of the numerous factors in the board of directors’ determination of the ratio, including that although the holders of Class A Common Stock will experience that increase in voting power, they will lose their independent voting rights with respect to 25% of the members of the board of directors.

Q:	IS THE SOLE HOLDER OF SERIES B PREFERRED STOCK CONVERTING ANY OF ITS SHARES INTO COMMON STOCK?

A:
BFC Financial Corporation, which we refer to as “BFC,” is the sole holder of our Series B Preferred Stock, which is convertible at any time into shares of Common Stock. On May 20, 2011, BFC converted 200,000 shares of Series B Preferred Stock into 397,328 shares of Common Stock. On May 24, 2011, BFC filed a Schedule 13D amendment with the SEC in which it reported that it currently intends to convert additional shares of Series B Preferred Stock into shares of Common Stock for the purpose of facilitating the approval of the Reclassification. In addition, in connection with the Reclassification, BFC has agreed to waive any anti-dilution adjustment to the Series B Preferred Stock that may otherwise result from the Reclassification under the terms of the Series B Preferred Stock.

Q:	CAN BFC VOTE ITS SERIES B PREFERRED STOCK TOGETHER WITH THE COMMON STOCK?

A:
Approval of the Reclassification will require the affirmative vote of a majority of the Company’s total voting power (including the Series B Preferred Stock), as well as several class votes. Although BFC will be entitled to vote together with the Common Stock as one requisite class vote for the Reclassification, the Reclassification will also require the separate approval by a class vote of Common Stock in which the Series B Preferred Stock will not be eligible to participate.

Q:	HOW WILL THE RECLASSIFICATION AFFECT THE VOTING POWER OF THE COMPANY’S LARGEST STOCKHOLDERS?

A:
The table below sets forth certain information regarding the Company’s voting power, when all classes of stock vote together, of each stockholder that beneficially owned at least 5% of either the Common Stock or the Class A Common Stock on the record date and immediately following the Reclassification (assuming no interim change in ownership), determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and based on most recent Schedules 13D and 13G filed with the SEC.

BACK

Voting Power of Certain Stockholders When Voting Together

Name	Votes of Common Stock (1 vote/share)		Votes of Class A Common Stock (1/10 vote/share)		Votes of Series B Preferred Stock (1.97 votes/share)		Total Voting Power (%)
	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification
Benihana of Tokyo, Inc.	2,153,744	2,153,744	0	0	0	0	26.7%	12.2%
BFC Financial Corporation	397,328	397,328	0	0	1,183,8991	1,183,8991	19.6%	9.0%
Andreeff Equity Advisors, L.L.C.	530,334	1,118,289	58,7962	0	0	0	7.3%	6.3%
Coliseum Capital Management, LLC	554,043	2,397,9263	184,3884	0	0	0	9.1%	13.6%
RBC Global Asset Management (U.S.) Inc.	0	1,100,781	110,0785	0	0	0	1.4%	6.2%
Ameriprise Financial, Inc.	0	976,706	97,6716	0	0	0	1.2%	5.5%

1.	BFC beneficially owns 600,000 shares of Series B Preferred Stock having the right to 1,183,899 votes when voting with all classes of stock.

2.
Andreeff Equity Advisors L.L.C. beneficially owns 587,955 shares of Class A Common Stock having the right to 58,796 votes when voting with all classes of stock.  Andreeff Equity Advisors L.L.C. disclaims beneficial ownership in the shares except to the extent of its pecuniary interest therein.

3.	Excludes 3,333 shares issuable on the exercise of outstanding stock options.

4.
Coliseum Capital Management, LLC beneficially owns 1,843,883 shares of Class A Common Stock having the right to 184,388 votes when voting with all classes of stock.  Coliseum Capital Management, LLC disclaims beneficial ownership in the shares except to the extent of their pecuniary interest therein.

5.	RBC Global Asset Management (U.S.) Inc. beneficially owns 1,100,781 shares of Class A Common Stock having the right to 110,078 votes when voting with all classes of stock.

6.	Ameriprise Financial, Inc. beneficially owns 976,706 shares of Class A Common Stock. Ameriprise Financial, Inc. disclaims beneficial ownership in the shares.

Q:	HOW WILL THE RECLASSIFICATION AFFECT THE MARKET PRICE OF THE COMPANY’S STOCK?

A:
It is not possible to predict the affect of the Reclassification on the market price of the Common Stock to be outstanding after the Reclassification, which will consist of shares outstanding before the Reclassification and shares issued upon the reclassification of the Class A Common Stock. Although certain factors may have an adverse affect on the market price, the Company notes that during the six-month period ended May 6, 2011, on average, the Common Stock traded at a slight discount to the Class A Common Stock, though at any given time the trading price of one class of stock might be higher than the trading price of the other class.  Over this period, the average closing sale price per share of Common Stock on trading days was $8.45, or 0.7% less than the average closing sale price of $8.51 per share of Class A Common Stock.  During the five-year period ended May 6, 2011, the average closing sale price per share of Common Stock on trading days was $10.52, compared to an average closing sale price of $10.36 per share of Class A Common Stock. See “Risk Factors─The Reclassification may not benefit the Company or its stockholders and would result in vote dilution for existing holders of Common Stock.”

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Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?

A:
The Company’s board of directors recommends a vote “FOR” the Reclassification proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification.

Q:	HOW DO I VOTE?

A:
You may submit a proxy to vote your shares in one of three ways: by telephone, by Internet, or by signing, dating, completing and returning the enclosed proxy card. To submit your proxy by telephone or Internet, please follow the voting instructions set forth on the enclosed proxy card. You may also submit your proxy by signing, dating and completing the enclosed proxy card and returning it in the prepaid envelope provided. You may also vote in person at the special meeting if you are the record owner of your shares. If you are not the record holder of your shares, you may vote your shares in person at the special meeting if you have received written authorization from your nominee holder to vote your shares at the special meeting. You can revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the General Counsel, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166, or submit a subsequent proxy by telephone or Internet or by submitting a properly signed and completed proxy card bearing a later date. If you are a stockholder of record, or if you are not a record holder but have received written authorization from your nominee holder to vote your shares at the special meeting, you may also revoke your proxy by attending the special meeting and voting your shares in person. Attendance at the meeting, standing alone, will not revoke a previously submitted proxy. You will receive only one proxy card or voting instruction form from us, even if you hold shares of more than one class of our capital stock. Please submit the proxy in the manner described above for all classes of shares owned by you to ensure that all of your shares are represented and voted at the special meeting.

Q:	WHAT IS A QUORUM?

A:
There must be a quorum for any action to be taken at the special meeting. Under our bylaws, except as otherwise provided by law or the Company’s certificate of incorporation, one-third of the voting power of the Class A Common Stock, the Common Stock and the Series B Preferred Stock represented in person or by proxy constitutes a quorum for purposes of any proposal submitted for stockholder action at a meeting of stockholders. Under Delaware law, the quorum for the vote on the proposal to approve the Reclassification will be a majority of the Common Stock, viewed separately, a majority of the Class A Common Stock, viewed separately, a majority of the Series B Preferred Stock, viewed separately, and a majority in voting power of the Common Stock and Series B Preferred Stock, viewed separately. Abstentions will be counted to determine the presence or absence of a quorum at the special meeting and for each matter submitted to the stockholders at the special meeting. “Broker non-votes,” as defined below, will not be counted for purposes of determining whether a quorum is present.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE RECLASSIFICATION?

A:
Approval of the Reclassification will require the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class. With respect to the vote of the total voting power of the Company voting together, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible. The class vote solely of the Common Stock required to approve the Reclassification will not include any votes by the Series B Preferred Stock, which otherwise votes on an “as if converted” basis together with holders of Common Stock on all matters put to a vote of the holders of the Common Stock.

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Q:	WHAT VOTE IS REQUIRED TO APPROVE THE ADJOURNMENT PROPOSAL?

A:
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will require the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class.  When voting as a single class, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible.

Q:	WHO WILL COUNT THE VOTE?

A:
Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the special meeting. The inspector of election will also determine whether or not a quorum is present at the special meeting.

Q:	WHO PAYS THE EXPENSES OF THIS PROXY STATEMENT/PROSPECTUS?

A:
We are paying all costs of soliciting our proxies for the special meeting, including the costs of preparing, printing and mailing this notice of meeting and proxy statement/prospectus. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay Georgeson Inc. an estimated fee of $130,000, plus certain expenses for its services, and to indemnify Georgeson Inc. against certain losses, costs and expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of our stock. Some of our directors, director nominees, officers and other employees may solicit the return of proxies by telephone, mail or personal interview without additional compensation.

Q:	MAY BROKERS VOTE WITHOUT INSTRUCTIONS?

A:
Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the beneficial owners. If specific instructions are not received by brokers, they may vote those shares in their discretion only on routine matters. The Reclassification would not be deemed a routine matter.  Thus, your broker or other nominee does not have discretionary authority to vote on the Reclassification. Thus, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares on the Reclassification proposal. Shares as to which brokers do not have or have not exercised such discretionary authority are considered “broker non-votes.” Broker non-votes will have the effect of a vote AGAINST the approval of the Reclassification. Because the proposal to solicit additional proxies, if necessary or appropriate, must be approved by a majority of the votes cast by the holders of our Common Stock, Class A Common Stock and Series B Preferred Stock, broker non-votes will not be counted as votes for or against that proposal.

Q:	WHAT DO I NEED TO DO WITH MY STOCK CERTIFICATES?

A:	You do not need to do anything at this time. Following completion of the Reclassification:

●
Each stock certificate representing shares of Class A Common Stock issued and outstanding immediately prior to the effectiveness of the Reclassification will, following the effectiveness of the Reclassification, be deemed to represent an identical number of shares of Common Stock; and

●
Soon after the completion of the Reclassification, holders of certificates formerly representing shares of Class A Common Stock will be sent a letter of transmittal with which they can submit to American Stock Transfer & Trust Company, the Company’s transfer agent, those stock certificates in exchange for certificates representing the shares of Common Stock into which their former shares of Class A Common Stock were reclassified. Even if this exchange is not made by a stockholder, the stockholder will be entitled

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to all rights as a holder of Common Stock, including the right to receive dividends, if any, in respect of such shares of Common Stock and the right to vote such shares as if the stockholder had exchanged his, her or its stock certificate(s).

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AND DO NOT SURRENDER ANY CERTIFICATES REPRESENTING CLASS A COMMON STOCK UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT FOLLOWING COMPLETION OF THE RECLASSIFICATION.

Q:	WHAT WILL BE THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RECLASSIFICATION?

A:
The Reclassification will not result in the recognition of any gain or loss for United States federal income tax purposes. See “The Reclassification─United States Federal Income Tax Consequences of the Reclassification.”

Q:	WHEN DOES THE COMPANY EXPECT TO COMPLETE THE RECLASSIFICATION?

A:
If the Reclassification is approved at the special meeting, it is expected to be completed promptly thereafter, assuming the continued effectiveness of the registration statement of which this proxy statement/prospectus forms a part, upon the filing and effectiveness of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Q:	WHO IS ENTITLED TO VOTE ON THE RECLASSIFICATION PROPOSAL?

A:
Only holders of record of shares of Common Stock, Class A Common Stock and Series B Preferred Stock  at the close of business on July 18, 2011, the record date for the special meeting, are entitled to attend and vote at the special meeting. If you own shares of any class of stock on the record date through a bank, broker or other record holder, you may vote in person at the special meeting only if you present a letter signed by the record holder indicating the number of shares you are entitled to vote.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on Thursday, September 1, 2011 at 9:30 a.m., Eastern Time, at The InterContinental At Doral Miami, 2505 NW 87th Ave, Doral, Florida, 33172.

Q:	IF I AM A HOLDER OF SHARES OF COMMON STOCK, CLASS A COMMON STOCK OR SERIES B PREFERRED STOCK, WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope or cast your vote toll-free by telephone or online over the Internet in the manner described on the proxy card. Please return your proxy card or otherwise cast your vote as soon as possible so that the Company may vote your shares at the special meeting for the class of stock that you own.

Q:	CAN I CHANGE MY VOTING INSTRUCTIONS AFTER I HAVE SUBMITTED MY PROXY?

A:
Yes. You can change your voting instructions at any time before your shares are voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy by giving written notice of revocation to the General Counsel, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166. Second, you can submit a new, later-dated proxy. Third, if you are a holder of record, you can attend the special meeting and vote in person. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your voting instructions.

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Q:	CAN I CHANGE MY VOTING INSTRUCTIONS AFTER I HAVE SUBMITTED A PROXY BY TELEPHONE OR OVER THE INTERNET?

A.
Yes. If you submit your proxy by telephone or over the Internet, you can change your voting instructions by submitting a proxy at a later date, following the easy instructions on your proxy card, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS?

A:	No. Holders of shares of Common Stock, Class A Common Stock and Series B Preferred Stock are not entitled to appraisal rights under Delaware law in connection with the Reclassification proposal.

Q:	WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A:
If you have questions about the Reclassification or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, please call Georgeson Inc., who is assisting us in connection with the special meeting, at 888-549-6618.

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RISK FACTORS

The Reclassification involves certain risks. In addition to reviewing other information in this proxy statement/prospectus, you should carefully consider the following factors before deciding how to vote on the Reclassification proposal.

The Reclassification may not benefit the Company or its stockholders and would result in vote dilution for existing holders of Common Stock.

The reclassification of Class A Common Stock into Common Stock may prove not to enhance stockholder value or improve the liquidity and marketability of the Common Stock or any of the other benefits described in this proxy statement/prospectus. As of the close of business on July 18, 2011, there were [5,826,433] shares of Common Stock, [10,634,978] shares of Class A Common Stock and [600,000] shares of Series B Preferred Stock outstanding.

The Common Stock is listed on The Nasdaq Global Select Market and trades under the symbol “BNHN,” the Class A Common Stock is listed on The Nasdaq Global Select Market and trades under the symbol “BNHNA,” and Series B Preferred Stock is not publicly traded or listed on any exchange or market system. After the Reclassification, the Company will cause our current Class A Common Stock to be delisted from The Nasdaq Global Select Market. Immediately after the Reclassification, the Company anticipates that there will be approximately [16,461,411] shares of Common Stock outstanding and listed on the Nasdaq Global Select Market and traded under the symbol “BNHN.” This increase in the number of publicly traded shares of the Common Stock may result in an immediate decrease in the market value of the Common Stock. In addition, factors unrelated to the Company’s stock or its business, such as the general perception of the Reclassification by the investment community, as well as market volatility and general economic, market or political conditions could adversely affect the market price and liquidity of the Common Stock following the Reclassification, particularly if the Reclassification is not viewed favorably by the investment community.  In addition, the Class A Common Stock currently has 1/10 of a vote per share, whereas the Common Stock has one vote per share, voting together on all matters except for the election of directors, with respect to which the shares of Class A Common Stock vote separately as a class to elect 25% of the members of the board of directors.  The Reclassification would result in reclassifying each share of Class A Common Stock into one share of Common Stock, thus resulting in the holders of Class A Common Stock experiencing an increase in voting power from 1/10 of a vote to a full vote, but losing their independent voting rights with respect to 25% of the members of the board of directors, while the pre-Reclassification holders of Common Stock would experience a commensurate dilution of their voting power in the aggregate, but gain voting rights with respect to all of the members of the board of directors.

Certain persons have interests in the Reclassification that may be different from, or in addition to, the interests of other stockholders of the Company.

Certain persons have interests in the Reclassification that may be different from, or in addition to, the interests of holders of Common Stock, Class A Common Stock and/or Series B Preferred Stock, generally. Please see “Interests of Certain Persons in the Reclassification.”

If the Reclassification does not occur, the Company will not benefit from the expenses it has incurred in preparation for the Reclassification.

If the Reclassification is not consummated, the Company will have incurred substantial expenses for which no ultimate benefit will have been received by it. The Company currently expects to incur significant out-of-pocket expenses for services in connection with the Reclassification, consisting of financial advisor, proxy solicitor, legal and accounting fees and financial printing and other related charges, much of which has been or may be incurred even if the Reclassification is not consummated.

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SUMMARY

This summary highlights selected information contained in this document, but may not include all of the information that you, as a stockholder, would like to know. To fully understand the Reclassification proposal and for a more complete description of the legal terms of the Reclassification, you should carefully read this entire document and the other documents that are referred to in this document. See “Where You Can Find More Information.”

 The Company

The Company and its predecessor companies have operated “Benihana” teppanyaki-style Japanese restaurants in the United States for over 45 years, and we believe we are one of the largest operators of teppanyaki-style restaurants in the country. We also operate two other Asian restaurant concepts: RA Sushi and Haru. Benihana Inc. is a Delaware corporation incorporated in December 1994.

Our core concept, the Benihana teppanyaki restaurant, offers teppanyaki-style Japanese cuisine in which fresh steak, chicken and seafood are prepared by a chef on a steel teppan grill at the center of the guests’ table. Our RA Sushi concept offers sushi and a full menu of Pacific-Rim dishes in a high-energy environment featuring upbeat design elements and contemporary music. Our Haru concept offers an extensive menu of traditional Japanese and Japanese fusion dishes in a modern, urban atmosphere as well as take-out and delivery services.

As of March 27, 2011, we:

●	own and operate 63 Benihana teppanyaki restaurants, including one restaurant under the name Samurai;

●	franchise 20 additional Benihana teppanyaki restaurants;

●	own and operate 25 RA Sushi restaurants; and

●	own and operate nine Haru restaurants.

Our principal executive offices are located at 8685 Northwest 53rd Terrace, Miami, Florida 33166 (telephone number 305-593-0770), and our corporate website address is www.benihana.com. We make our electronic filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, if any, available on the corporate website free of charge as soon as practicable after filing with or furnishing to the SEC. These reports are also available at www.sec.gov.

We have a 52/53-week fiscal year. Our fiscal year ends on the Sunday within the dates of March 26 through April 1. The fiscal year is divided into 13 four-week periods. Because of the odd number of periods, our first fiscal quarter consists of four periods totaling 16 weeks and each of the remaining three quarters consists of three periods totaling 12 weeks each. In the event of a 53-week year, the additional week is included in the fourth quarter of the fiscal year. This operating calendar provides us with a consistent number of operating days within each period as well as ensures that certain significant holidays occur consistently within the same fiscal quarters. Because of the differences in length of fiscal quarters, however, results of operations between the first quarter and the later quarters of a fiscal year are not comparable. Fiscal years 2011, 2010, 2009 and 2008 each consisted of 52 weeks.

For additional information about the Company and its businesses, see “The Reclassification—The Company” and “Where You Can Find More Information.”

 The Reclassification

The Company’s board of directors has proposed the Reclassification by way of an amendment and restatement of the Company’s certificate of incorporation to eliminate the Company’s dual-class common stock

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structure by reclassifying one of the Company’s two existing classes of common stock into the Company’s other class of common stock, which would remain as the only class of common stock, and effecting related changes, all intended to improve and simplify the Company’s capital structure. The Company’s two classes of common stock, which consist of the Common Stock, having one vote per share, and the Class A Common Stock, having 1/10 of a vote per share, when voting together on all matters except for the election of directors, with respect to which the shares of Class A Common Stock vote separately as a class to elect 25% of the members of the board of directors, would be reclassified into the single class of Common Stock, entitled to one vote per share. Each share of Class A Common Stock would be reclassified as and changed into one share of Common Stock. The Reclassification also would include the elimination from our certificate of incorporation of certain provisions that would be obsolete upon the combination of the two classes of common stock and which our board believes would be confusing if they remained.

The Reclassification would be effected by means of the adoption of an amendment and restatement of the Company’s certificate of incorporation, pursuant to which:

●	each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock;

●	the class of Class A Common Stock will be eliminated;

●
certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated, including all references to the Class A Common Stock and provisions defining the rights of holders of Class A Common Stock; and

●
the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000, representing a reduction from the pre-Reclassification number of total authorized shares of all classes of common stock of 44,500,000 shares (i.e., the increase in the number of authorized shares of Common Stock is less than the number of authorized shares of Class A Common Stock being eliminated).

The proposed increase in the total number of shares of Common Stock that the Company would be authorized to issue from 12,000,000 shares to 30,000,000, as contemplated in the Reclassification, has been determined by the board of directors to accommodate the number of additional shares of Common Stock that will be required as a result of eliminating the Class A Common Stock and to reduce the total number of authorized shares of common stock to streamline the Company’s capitalization.  The increase in the number of authorized shares of Common Stock by 18,000,000 shares will be less than the 32,500,000 shares of Class A Common Stock to be eliminated in the Reclassification.

Pursuant to the authority conferred upon it under the Company’s certificate of incorporation, our board of directors created the Series B Preferred Stock by filing a certificate of designations with the Secretary of State of the State of Delaware on June 29, 2004. The powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B Preferred Stock will be set forth in an appendix to the amended and restated certificate of incorporation effecting the Reclassification and will be incorporated therein by reference. The certificate of designations of the Series B Preferred Stock provides that no shares of Series B Preferred Stock that are converted, purchased or otherwise acquired by the Company may be reissued, and all such shares shall be cancelled and retired. The certificate of designations of the Series B Preferred Stock further provides that the Company may take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly. As of July 18, 2011, [200,000] shares of Series B Preferred Stock had been converted to Common Stock. Accordingly, the Company expects to file a certificate of retirement in respect of such shares (and any other shares of Series B Preferred Stock that may be converted by BFC), which will reflect the reduction in the number of shares of Series B Preferred Stock that are authorized for issuance.

Pursuant to the authority conferred upon it under the Company’s certificate of incorporation, our board of directors created series of Preferred Stock designated as the “Series A-1 Junior Participating Preferred Stock” and “Series A-2 Junior Participating Preferred Stock” and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of such series, by

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filing a certificate of designations of the Series A-1 Junior Participating Preferred Stock and Series A-2 Junior Participating Preferred Stock with the Secretary of State of the State of Delaware, in connection with the Company’s Rights Agreement. The number of shares constituting the Series A-1 Junior Participating Preferred Stock has been fixed at 70,000 and the number of shares constituting the Series A-2 Junior Participating Preferred Stock has been fixed at 120,000. No shares of either series have been issued. As described below, upon the effectiveness of the amended and restated certificate of incorporation contemplated by the Reclassification proposal, the Rights Agreement will expire by its terms. Accordingly, the Series A-1 Junior Participating Preferred Stock and the Series A-2 Junior Participating Preferred Stock will not be incorporated into the amended and restated certificate of incorporation and will accordingly be eliminated.

The changes to our certificate of incorporation in connection with the Reclassification proposal are reflected in the text of the proposed amended and restated certificate of incorporation, marked to show changes to our current certificate of incorporation, included as Annex A to this proxy statement/prospectus.  The proposed amended and restated certificate of incorporation in unmarked form is included as Annex B to this proxy statement/prospectus.  Except as specifically provided in this proxy statement/prospectus, we do not intend this proposal to make any substantive change to our certificate of incorporation.

 The Amended Rights Agreement

On May 13, 2011, the board of directors of the Company unanimously (but for the abstentions of Adam L. Gray, who was elected by the holders of Class A Common Stock, and Michael W. Kata) approved an amendment to the Rights Agreement and the Company entered into Amendment No. 3 to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, with American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina. The purpose of the amendment is to accelerate the expiration date in the Rights Agreement so that such agreement will expire automatically if and when the Reclassification becomes effective.

 Stockholder Approval

Holders of shares of our Common Stock, Class A Common Stock and Series B Preferred Stock as of July 18, 2011, the record date for the special meeting, are entitled to vote at the special meeting on the Reclassification proposal and the proposal to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the Reclassification. Approval of the Reclassification will require the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iii) a majority of the outstanding shares of Common Stock, voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class.  With respect to the vote of the total voting power of the Company voting together, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible. The class vote solely of the Common Stock required to approve the Reclassification will not include any votes by the Series B Preferred Stock, which otherwise votes on an “as if converted” basis together with holders of Common Stock on all matters put to a vote of the holders of the Common Stock.

 Appraisal Rights

Appraisal rights will not be available to holders of Common Stock, Class A Common Stock or Series B Preferred Stock under Delaware law in connection with the Reclassification proposal. See “The Reclassification—Appraisal Rights.”

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 United States Federal Income Tax Consequences

The Company expects that the Reclassification will not result in the recognition of any gain or loss for U.S. federal income tax purpose to holders of Common Stock or Class A Common Stock. See “The Reclassification─United States Federal Income Tax Consequences of the Reclassification.”

 Recommendation to Stockholders

The Company’s board of directors unanimously (but for the abstentions of Messrs. Gray, who was elected by the holders of Class A Common Stock, and Kata) has approved and declared advisable  the Reclassification and recommends that holders of Common Stock, Class A Common Stock and Series B Preferred Stock vote FOR the Reclassification proposal.  The Company’s board of directors also unanimously (but for the abstention of Messrs. Gray and Kata) has approved the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification and recommends that holders of Common Stock, Class A Common Stock and Series B Preferred Stock vote FOR the adjournment proposal.

 Advice of Independent Financial and Legal Advisors

Our board of directors approved and recommended the terms of the Reclassification after reviewing certain pertinent factors, including the complexity of the Company’s dual-class common stock structure, marketplace considerations and other matters relating to the Company’s capitalization, as well as considering the legal advice it received from its independent legal advisors and the financial advice it received (including with respect to the structure and terms of the Reclassification) from the independent financial advisor the Company engaged to provide financial advisory services in connection with Reclassification and Rights Agreement amendment discussed herein.

 Interests of Certain Persons in the Reclassification

Certain persons may be deemed to have interests in the Reclassification that are different from, or in addition to, the interests of the Company’s stockholders generally. The stock ownership information set forth below is as of July 18, 2011.

BFC Financial Corporation, which we refer to as BFC, owns [600,000] shares of Series B Preferred Stock (as well as [397,328] shares of Common Stock). BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, each of whom is a director of the Company and who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s common stock representing approximately [71.6]% of the total voting power of BFC. Mr. Levan serves as Chairman and Chief Executive Officer of BFC and Mr. Abdo serves as Vice Chairman of BFC. The [600,000] shares of Series B Preferred Stock owned by BFC currently represents 100% of the outstanding shares of Series B Preferred Stock and are convertible into [1,183,899] shares of Common Stock, representing approximately [16.9]% of the total votes that may be cast when the Series B Preferred Stock votes together with the Common Stock and [14.7]% of the total votes that may be cast when the Series B Preferred Stock votes together with the Common Stock and the Class A Common Stock. Other than the foregoing ownership of Series B Preferred Stock, none of Mr. Levan, Mr. Abdo nor BFC has any interest in the Reclassification that is different from, or in addition to, the interest of the Company’s stockholders generally. Although the Series B Preferred Stock is entitled to vote on the Reclassification both as a separate class and (i) together with the Common Stock and the Class A Common Stock, and (ii) together with the Common Stock, in each case on an “as if converted” basis, the Series B Preferred Stock is not entitled to participate in the class vote solely of the Common Stock.

If the Reclassification becomes effective, pursuant to which the Class A Common Stock would be eliminated, the Series B Preferred Stock would be convertible into the same number of shares of Common Stock as currently is the case; that conversion right would not change. Further, if the Reclassification becomes effective, then the voting power of the Series B Preferred Stock when voting together with the remaining class of stock (the Common Stock, as opposed to the current two classes of stock (the Common Stock and the Class A Common Stock)), would decrease from approximately [14.7]% to [6.7]%. Also, in connection with the Reclassification, BFC has

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agreed to waive any anti-dilution adjustment to the Series B Preferred Stock that may otherwise result from the Reclassification under the terms of the Series B Preferred Stock.

Each of Mr. Levan and Mr. Abdo has advised the Company that he intends to vote or cause to be voted FOR the Reclassification all shares of capital stock of the Company owned or controlled by him. Further, in an amendment on Schedule 13D filed with the SEC on May 24, 2011, BFC stated:

“BFC intends to vote all shares of the Issuer’s stock owned or controlled by it in favor of the reclassification.  However, since the reclassification (in addition to requiring the approval of the voting power of the Issuer generally) requires a class vote of the Common Stock, voting by itself, BFC, in its capacity as a holder of Series B Preferred Stock, cannot participate in such separate class vote. In furtherance of its support of the proposed reclassification, on May 20, 2011, BFC converted 200,000 shares of Series B Preferred Stock (out of a total of 800,000 shares) into 397,328 shares of Common Stock, which new shares can participate in such class vote.  BFC currently intends to convert additional shares of Series B Preferred Stock into shares of Common Stock for the purpose of facilitating the approval of the reclassification proposal.”

Coliseum Capital Management, LLC (“Coliseum”) owns [1,843,883] shares of Class A Common Stock and [554,043] shares of Common Stock. Coliseum may be deemed to be controlled by Adam L. Gray, who is a director of the Company and a managing partner of Coliseum. Mr. Gray, who was elected by the holders of Class A Common Stock, abstained from the board of directors’ vote to approve the Reclassification.  The [1,843,883] shares of Class A Common Stock and [554,043] shares of Common Stock currently represent in the aggregate approximately [2.3]% and [6.9]%, respectively, of the total votes that may be cast when voting together with all classes of stock. If the Reclassification becomes effective, then Mr. Gray may be deemed to have benefitted as a result of the [1,843,883] shares of Class A Common Stock being reclassified into Common Stock, having one vote per share rather than 1/10 of a vote per share, thereby increasing the approximate aggregate voting percentage of these shares from [2.3]% to [10.4]% when voting together with the remaining classes of stock. Other than the foregoing ownership of Class A Common Stock, neither Mr. Gray nor Coliseum has any interest in the Reclassification that is different from, or in addition to, the interest of the Company’s stockholders generally. In addition, if the Reclassification becomes effective, then Coliseum collectively as a class with all other holders of Class A Common Stock will lose its independent voting rights to elect 25% of the members of the board of directors. Although Mr. Gray abstained from the board of directors’ vote to approve the Reclassification, he has advised the Company that he intends to vote or cause to be voted FOR the Reclassification all shares of capital stock of the Company owned or controlled by him, including the shares of Common Stock and Class A Common Stock owned by Coliseum.

 Conditions to the Reclassification

Consummation of the Reclassification requires, among other things:

●
Approval of the Reclassification by the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class; and

●
the registration statement of which this proxy statement/prospectus forms a part being declared effective by the SEC and remaining so effective as of the time of the filing and effectiveness of the amended and restated certificate of incorporation, provided that the board of directors may abandon the Reclassification at any time prior to such filing.

Furthermore, the Reclassification can only occur in the absence of any law or injunction preventing the Reclassification.

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 Accounting Treatment

The Company will account for the Reclassification by adjusting the Company’s capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the Reclassification. The change in capital stock will be offset by a decrease in paid-in capital. See “The Reclassification— Accounting Treatment.”

 NASDAQ Listing

Shares of Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHN” and the shares of Class A Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHNA.” The Company expects that all of the shares of Common Stock that stockholders will own following the Reclassification will be listed on The Nasdaq Global Select Market and will be traded under the symbol “BNHN.” After the Reclassification, the Company will cause its current Class A Common Stock to be delisted from The Nasdaq Global Select Market.

 Selected Historical Consolidated Financial Information

The following table sets forth, for the periods indicated, selected consolidated financial data that has been derived from our audited consolidated financial statements. You should read the following information together with the Company’s consolidated financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2011, which is incorporated into this proxy statement/prospectus by reference.

See “Where You Can Find Additional Information.”  We have a 52/53-week fiscal year.  Our fiscal year ends on the Sunday within the dates of March 26 through April 1. Fiscal year 2007 consisted of 53 weeks and all other fiscal years presented consisted of 52 weeks.

	Fiscal Year Ended
(in thousands except per share data)	March 27, 2011	March 28, 2010	March 29, 2009	March 30, 2008	April 1, 2007
CONSOLIDATED STATEMENTS OF EARNINGS DATA:					(53 week year)
Revenues	$327,640	$313,524	$305,607	$296,946	$272,649
Cost of food and beverage sales	79,810	74,759	72,646	69,727	66,051
Restaurant operating expenses*	209,416	208,486	196,469	185,583	165,990
Restaurant opening costs	8	1,045	2,165	3,440	1,535
General and administrative expenses*	36,373	24,625	22,742	20,608	17,277
Impairment charges	-	12,347	21,505	-	-
Interest (expense) income, net	(1,368)	(2,020)	(848)	270	465
Income (loss) before income taxes	665	(9,758)	(10,768)	17,858	22,261
Income tax (benefit) provision	(670)	(815)	(5,703)	5,065	7,766
Net income (loss)	1,335	(8,943)	(5,065)	12,793	14,495
Basic earnings (loss) per share	$0.02	$(0.65)	$(0.40)	$0.77	$0.90
Diluted earnings (loss) per share	$0.02	$(0.65)	$(0.40)	$0.75	$0.84

CONSOLIDATED BALANCE SHEETS DATA:
Total assets	$220,882	$234,090	$257,127	$241,654	$204,289
Long-term debt including current maturities	5,689	22,410	33,351	17,422	-
Convertible Preferred Stock	19,710	19,623	19,536	19,449	19,361
Stockholders’ equity	146,723	143,716	152,437	157,616	142,482

OTHER FINANCIAL DATA:
Capital expenditures, net of insurance proceeds	$8,052	$17,000	$46,809	$55,136	$37,543

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*
Certain marketing costs were reclassified from general and administrative expenses to restaurant opening costs.  The Company believes that this new presentation provides better comparison to its competitors.  The Company reclassified $6.6 million, $7.5 million, $7.5 million and $6.5 million for fiscal years 2010,  2009, 2008 and 2007, respectively.

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THE SPECIAL MEETING

 General

This solicitation is being made on behalf of Benihana Inc.  The Company is mailing this proxy statement/prospectus and the accompanying proxy card beginning on ______, 2011 to holders of Common Stock, Class A Common Stock and Series B Preferred Stock as of July 18, 2011, the record date for the special meeting, in connection with the solicitation of proxies by the Company’s board of directors for use at the special meeting.

The Company is soliciting proxies to give all holders of Common Stock, Class A Common Stock and Series B Preferred Stock on the record date an opportunity to vote on matters that will come before the special meeting. This procedure is necessary because stockholders live in all states and abroad and may not be able to attend the special meeting. Holders of shares of Common Stock, Class A Common Stock and Series B Preferred Stock can vote their shares, or cause their shares to be represented and voted at the special meeting, only if they are present in person at the special meeting or they have validly submitted a proxy in respect of their shares. The Company is providing to holders of shares of Common Stock, Class A Common Stock and Series B Preferred Stock a form of proxy with this proxy statement/prospectus. Information with respect to the execution and revocation of proxies is provided under “Proxies; Revocability of Proxies; Cost of Solicitation.”

At the special meeting, holders of Common Stock, Class A Common Stock and Series B Preferred Stock eligible to vote will be asked to consider and vote upon the approval of the Reclassification proposal and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. For more information, see “What Will Be Voted Upon.”

 Date, Time and Place of the Special Meeting; Record Date

The special meeting for the holders of Common Stock, Class A Common Stock and Series B Preferred Stock is scheduled to be held at The InterContinental At Doral Miami, 2505 NW 87th Ave, Doral, Florida, 33172, on Thursday, September 1, 2011, at 9:30 a.m., Eastern Time. The Company’s board of directors has fixed the close of business on July 18, 2011 as the record date for determination of holders of Common Stock, Class A Common Stock and Series B Preferred Stock entitled to notice of and to vote at the special meeting. As of the record date, there were outstanding [5,826,433] shares of Common Stock, [10,634,978] shares of Class A Common Stock and [600,000] shares of Series B Preferred Stock.

 What Will be Voted Upon

At the special meeting, the Company will ask holders of Common Stock, Class A Common Stock and Series B Preferred Stock:

1.           To consider and vote upon the proposal to approve the Reclassification by means of adopting an amendment and restatement of the Company’s certificate of incorporation, pursuant to which:

●	each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock;

●	the class of Class A Common Stock will be eliminated;

●	certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated; and

●
the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000, representing a reduction from the pre-Reclassification number of total authorized shares of all classes of common stock of 44,500,000 shares (i.e., the increase in the number of authorized shares of Common Stock is less than the number of authorized shares of Class A Common Stock being eliminated).

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2.           To consider and vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification.

3.           To transact such other business as may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

At the special meeting, the Company will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

 Quorum

There must be a quorum for any action to be taken at the special meeting. Under our bylaws, except as otherwise provided by law or the Company's certificate of incorporation, one-third of the voting power of the Class A Common Stock, the Common Stock and the Series B Preferred Stock represented in person or by proxy  will constitute a quorum for purposes of approving the Reclassification proposal. Under Delaware law, the quorum for the vote on the proposal to approve the Reclassification will be a majority of the Common Stock, viewed separately, a majority of the Class A Common Stock, viewed separately, a majority of the Series B Preferred Stock, viewed separately, and a majority in voting power of the Common Stock and Series B Preferred Stock, viewed separately. Abstentions will be counted to determine the presence or absence of a quorum at the special meeting and for each matter submitted to the stockholders at the special meeting. “Broker non-votes,” as defined below, will not be counted for purposes of determining whether a quorum is present.

 Vote Required for Approval

Approval of the Reclassification will require the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class. With respect to the vote of the total voting power of the Company voting together, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible. The class vote solely of the Common Stock required to approve the Reclassification will not include any votes by the Series B Preferred Stock, which otherwise votes on an “as if converted” basis together with holders of Common Stock on all matters put to a vote of the holders of the Common Stock.

 Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed (to the extent permitted by law) for the purpose of, among other things, soliciting additional proxies. In the absence of a quorum at the special meeting, and thus regardless of the approval of the adjournment proposal below, any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date and no new record date is set), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

The proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class, at the special meeting, whether or not a quorum exists. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit

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additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

 Proxies; Revocability of Proxies; Cost of Solicitation

If a holder of Common Stock, Class A Common Stock or Series B Preferred Stock attends a special meeting, he or she may vote by ballot. However, many stockholders are unable to attend a special meeting. Therefore, the Company’s board of directors is soliciting proxies so that shares held by each holder of Common Stock, Class A Common Stock and Series B Preferred Stock at the close of business on the record date may be represented at the special meeting and voted upon the matters brought before the special meeting.

You may submit a proxy to vote your shares of Common Stock, Class A Common Stock and Series B Preferred Stock by signing, dating and completing the proxy card and mailing it in the pre-paid envelope provided. You can specify your choices by marking the appropriate boxes on your proxy card.

In addition, you may submit your proxy by accessing the Internet website specified on the enclosed proxy card or by calling the toll-free number specified on the enclosed proxy card. If you submit a proxy by telephone or over the Internet, please do not return the proxy card. You should be aware that in submitting a proxy over the Internet, you may incur costs, such as telephone and Internet access charges for which you will be responsible.

If you sign and return your proxy card without specifying a choice, the shares represented by that proxy card will be voted FOR the Reclassification and FOR the proposal to adjourn the special meeting, if necessary or appropriate. Abstentions marked on your proxy card will not be voted FOR or AGAINST the proposal as to which you have abstained, but these shares will be counted in determining a quorum. Because approval of the Reclassification proposal requires the affirmative vote of a majority of the Company’s voting power, an abstention as to the Reclassification proposal will have the same effect as a vote AGAINST the Reclassification proposal. Because the proposal to adjourn the special meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by holders of our Common Stock, Class A Common Stock and Series B Preferred Stock, abstentions will be counted neither FOR nor AGAINST such proposal.

The proxy card also confers discretionary authority on the individuals appointed by the Company’s board of directors and named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. You can change your voting instructions at any time before your shares are voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy by giving written notice of revocation to the General Counsel, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166. Second, you can submit a new, later-dated proxy. Third, if you are a holder of record, you can attend the special meeting and vote in person. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your voting instructions.

IF YOU HOLD YOUR SHARES OF COMMON STOCK, CLASS A COMMON STOCK OR SERIES B PREFERRED STOCK THROUGH A BANK OR BROKER, FOLLOW THE VOTING INSTRUCTIONS ON THE FORM YOU RECEIVE. BROKERS DO NOT HAVE DISCRETIONARY AUTHORITY TO VOTE ON THE RECLASSIFICATION PROPOSAL OR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. BECAUSE APPROVAL OF THE RECLASSIFICATION PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE COMPANY’S VOTING POWER, IF YOU DO NOT SPECIFY HOW THESE SHARES ARE TO BE VOTED, THEN SUCH BANK OR BROKER WILL NOT BE AUTHORIZED TO VOTE FOR THE RECLASSIFICATION PROPOSAL AND SUCH NON-VOTE WILL HAVE THE SAME EFFECT AS IF THESE SHARES VOTE AGAINST THE RECLASSIFICATION PROPOSAL. BECAUSE THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF OUR COMMON STOCK, CLASS A COMMON STOCK AND SERIES B PREFERRED STOCK, SUCH “BROKER NON-VOTES” WILL BE COUNTED NEITHER FOR NOR AGAINST SUCH PROPOSAL.

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THE COMPANY URGES ALL HOLDERS OF SHARES OF COMMON STOCK, CLASS A COMMON STOCK AND SERIES B PREFERRED STOCK TO SUBMIT A PROXY TO VOTE HIS, HER OR ITS SHARES BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY TELEPHONE OR ONLINE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you do attend the special meeting, you may vote by ballot, thereby revoking any proxy previously given.

The Company is furnishing this proxy statement/prospectus to you in connection with the solicitation by the Company’s board of directors of the enclosed form of proxy for the special meeting. The Company will bear the cost of the solicitation of proxies through use of this proxy statement/prospectus, including reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. The Company has retained Georgeson Inc. to solicit proxies on behalf of management for an estimated fee of $130,000, plus certain expenses, and has agreed to indemnify Georgeson Inc. against certain losses, costs and expenses. In addition, the Company’s regular employees may solicit proxies personally, or by mail, telephone, or electronic transmission, without additional compensation.

 Meeting Admittance Procedures

Only stockholders of record on July 18, 2011, the record date, or their duly appointed proxy holders (not to exceed one per stockholder), may attend the special meeting. Please bring a government issued form of identification and, if you hold your shares of Common Stock, Class A Common Stock or Series B Preferred Stock in street name, proof of ownership of such shares, such as your brokerage statement.

If you plan to attend the special meeting and vote your shares in person, but your shares are held in the name of a broker, trust, bank, or other nominee, you should also bring with you a proxy from the broker, trustee, bank, or nominee confirming that you beneficially own and are authorized to vote the shares.

 Recommendation of the Board of Directors

The Company’s board of directors unanimously (but for the abstentions of Messrs. Gray, who was elected by the holders of Class A Common Stock, and Kata) has approved and declared advisable  the Reclassification and recommends that holders of Common Stock, Class A Common Stock and Series B Preferred Stock vote FOR the Reclassification. The Company’s board of directors also unanimously (but for the abstention of Messrs. Gray and Kata) has approved the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification and recommends that holders of Common Stock, Class A Common Stock and Series B Preferred Stock vote FOR the adjournment proposal.

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THE RECLASSIFICATION

The descriptions of the material terms of the Reclassification set forth below are not intended to be a complete description of the Reclassification. This description is qualified by reference to the proposed amended and restated certificate of incorporation attached to this proxy statement/prospectus, marked to show changes from our current certificate of incorporation, as Annex A to this proxy statement/prospectus and in unmarked form as Annex B to this proxy statement/prospectus.  The Company urges all stockholders to read these annexes in their entirety.

 The Company

The Company and its predecessor companies have operated “Benihana” teppanyaki-style Japanese restaurants in the United States for over 45 years, and we believe we are one of the largest operators of teppanyaki-style restaurants in the country. We also operate two other Asian restaurant concepts: RA Sushi and Haru. Benihana Inc. is a Delaware corporation incorporated in December 1994.

Our core concept, the Benihana teppanyaki restaurant, offers teppanyaki-style Japanese cuisine in which fresh steak, chicken and seafood are prepared by a chef on a steel teppan grill at the center of the guests’ table. Our RA Sushi concept offers sushi and a full menu of Pacific-Rim dishes in a high-energy environment featuring upbeat design elements and contemporary music. Our Haru concept offers an extensive menu of traditional Japanese and Japanese fusion dishes in a modern, urban atmosphere as well as take-out and delivery services.

As of March 27, 2011, we:

●	own and operate 63 Benihana teppanyaki restaurants, including one restaurant under the name Samurai;

●	franchise 20 additional Benihana teppanyaki restaurants;

●	own and operate 25 RA Sushi restaurants; and

●	own and operate nine Haru restaurants.

Our principal executive offices are located at 8685 Northwest 53rd Terrace, Miami, Florida 33166 (telephone number 305-593-0770), and our corporate website address is www.benihana.com. We make our electronic filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, if any, available on the corporate website free of charge as soon as practicable after filing with or furnishing to the SEC. These reports are also available at www.sec.gov.

We have a 52/53-week fiscal year. Our fiscal year ends on the Sunday within the dates of March 26 through April 1. The fiscal year is divided into 13 four-week periods. Because of the odd number of periods, our first fiscal quarter consists of four periods totaling 16 weeks and each of the remaining three quarters consists of three periods totaling 12 weeks each. In the event of a 53-week year, the additional week is included in the fourth quarter of the fiscal year. This operating calendar provides us with a consistent number of operating days within each period as well as ensures that certain significant holidays occur consistently within the same fiscal quarters. Because of the differences in length of fiscal quarters, however, results of operations between the first quarter and the later quarters of a fiscal year are not comparable. Fiscal years 2011, 2010, 2009 and 2008 each consisted of 52 weeks.

 Structure of the Reclassification

The Reclassification will be effected by means of an amendment and restatement of the Company’s certificate of incorporation, which will be adopted by approval of the Reclassification proposal. Following the effectiveness of the Reclassification, the Company will have a single class of common stock, with each share of common stock entitled to one vote. All the changes to our certificate of incorporation in connection with the Reclassification proposal are reflected in the text of the proposed amended and restated certificate of incorporation,

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marked to show changes to our current certificate of incorporation, included as Annex A to this proxy statement/prospectus.  The proposed amended and restated certificate of incorporation in unmarked form is included as Annex B to this proxy statement/prospectus.

 Amendments to the Certificate of Incorporation

The Company is asking you to approve the Reclassification proposal by means of an amendment and restatement of the Company’s certificate of incorporation, pursuant to which:

●	each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock;

●	the class of Class A Common Stock will be eliminated;

●	certain obsolete provisions relating to our dual-class common stock structure and the Class A Common Stock will be eliminated; and

●
the number of authorized shares of Common Stock will be increased from 12,000,000 to 30,000,000, representing a reduction from the pre-Reclassification number of total authorized shares of all classes of common stock of 44,500,000 shares (i.e., the increase in the number of authorized shares of Common Stock is less than the number of authorized shares of Class A Common Stock being eliminated).

 The Amended Rights Agreement

On May 13, 2011, the board of directors of the Company unanimously (but for the abstentions of Messrs. Gray, who was elected by the holders of Class A Common Stock, and Kata) approved an amendment to the Rights Agreement, and the Company entered into Amendment No. 3 to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, with American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina. The purpose of the amendment is to accelerate the expiration date in the Rights Agreement so that such agreement will expire automatically if and when the Reclassification becomes effective.

 Background of the Reclassification

In July 2010, the board of directors of the Company commenced a review of strategic alternatives available to the Company in order to maximize stockholder value.  On May 13, 2011, reflecting the board of directors’ consideration of the factors listed below, among other things, the board of directors approved the improvement and simplification of the Company’s capital structure represented by the Reclassification as well as the amendment of the Rights Agreement relating to its expiration as described above.

 Reasons for the Reclassification

This discussion of the information and factors that the board of directors considered in making its decision is not intended to be exhaustive but includes all material factors considered by the board of directors. In view of the wide variety of factors considered in connection with the evaluation of the Reclassification and the complexity of these matters, the board of directors did not find it useful to, and did not attempt to, quantify, rank, or otherwise assign relative weights to these factors. In addition, the individual members of the board of directors may have assigned different weight to different factors.

In reaching its decision to recommend that the holders of shares of Common Stock, Class A Common Stock and Series B Preferred Stock approve and adopt the Reclassification proposal, the board  reviewed certain pertinent factors, including the complexity of the Company’s dual-class common stock structure, marketplace considerations and other matters relating to the Company’s capitalization. The board of directors also consulted with the Company’s management and with its independent legal advisors and the independent financial advisor the Company engaged to provide financial advisory services in connection with the Reclassification and the Rights Agreement amendment discussed herein and carefully considered the following material factors:

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Improved Liquidity and Trading Efficiencies. The Reclassification is expected to provide investors with greater liquidity and an enhanced quality of trade execution. It would support facilitating enhanced liquidity for our stockholders by aggregating the volume of our common shares that are traded, thereby removing a possible impairment to the efficient trading of our shares.  Greater liquidity of the Common Stock following the Reclassification may allow investors to buy and sell larger positions in that class with less impact on the stock price than would otherwise be the case.

●
Alignment of Voting Rights with Economic Ownership. The Reclassification of the Class A Common Stock into Common Stock would eliminate the disparity between voting interests and economic interests. The Reclassification will align stockholders’ voting rights with their economic interests in the Company by establishing a simplified common stock capital structure whereby each share of common stock is entitled to one vote. Further, the Reclassification will eliminate the current right of the holders of Class A Common Stock, voting separately as a class, to elect 25% of the members of our board of directors. The Company believes that the Reclassification may therefore make our Common Stock a more attractive investment.

●
Increased Attractiveness to Institutional Investors. The Company believes that simplifying our capital structure and increasing liquidity by reclassifying one of the Company’s two existing classes of common stock into the Company’s other class of common stock could address complexity and liquidity concerns that institutional investors typically express and will allow our common shares to be held by certain institutional investors whose investment policies do not permit them to invest in companies that have disparate voting rights in their capital structure or are limited by class market capital size.

●
Elimination of Investor Confusion and Improved Transparency. The Company believes that some investors may not understand the differences between our two classes of common stock. Reclassifying the Class A Common Stock into Common Stock would simplify our capital structure and may eliminate this potential confusion, including confusion as to the calculation of our total market capitalization, shares outstanding and earnings per share.

●
Increased Strategic Flexibility. The Company believes that the simplified common stock capital structure could provide increased flexibility to structure acquisitions and equity financings by using equity as acquisition currency and for possible future offerings of our capital stock to potential investors.

●
Dilution to the Common Stock. The board of directors recognized that, pursuant to the Reclassification proposal, the Reclassification will be dilutive to holders of Common Stock with respect to voting power.

The board of directors also considered the following factors in connection with its approval and recommendation of the Reclassification:

●
The holders of Class A Common stock and the holders of the Common Stock currently have the same economic rights, with voting rights representing the only material difference in the rights of the holders of the two classes;

●
Certain historical trading price and trading volume differentials of the Class A Common Stock and the Common Stock. In particular, the board considered that during the six-month period ended May 6, 2011, on average, the Common Stock traded at a slight discount to the Class A Common Stock, though at any given time the trading price of one class of stock might be higher than the trading price of the other class.  Over this period, the average closing sale price per share of Common Stock on trading days was $8.45, or 0.7% less than the average closing sale price of $8.51 per share of Class A Common Stock;

●	The fact that the Company has significantly less trading liquidity than that of certain other publicly traded restaurant companies;

●	The effect on short-term trading price and trading volume of certain other publicly traded companies following elimination of their dual-class common stock structures;

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The trend of publicly traded companies away from dual-class capital structures, which is consistent with the policies of The Nasdaq Global Select Market and the other major exchanges in favor of one vote per share of common stock; and

●
The holders of our Common Stock, Class A Common Stock and Series B Preferred Stock will have a right to vote on the Reclassification proposal, with each class voting as a separate class, and therefore each class will have the opportunity to decide for itself whether the Reclassification should be implemented, which can occur only if holders of a majority of the outstanding shares of each class vote in favor of the proposal.

 Recommendation of the Board of Directors

On May 13, 2011, the board of directors unanimously (but for the abstentions of Adam L. Gray, who was elected by the holders of Class A Common Stock, and Michael W. Kata):

●
adopted and approved and declared advisable the Reclassification proposal and, if approved by the Company’s stockholders, the filing of the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware; and

●
directed that the Reclassification proposal be submitted to a vote of the holders of Common Stock, Class A Common Stock and Series B Preferred Stock at a special meeting of the Company’s stockholders and recommended that the holders of shares of Common Stock, Class A Common Stock and Series B Preferred Stock vote FOR the Reclassification proposal.

 Conditions to the Reclassification

Consummation of the Reclassification requires, among other things:

●
Approval of the Reclassification by the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class; and

●
the registration statement of which this proxy statement/prospectus forms a part being declared effective by the SEC and remaining so effective as of the time of the filing and effectiveness of the amended and restated certificate of incorporation, provided that the board of directors may abandon the Reclassification at any time prior to such filing.

Furthermore, the Reclassification can only occur in the absence of any law or injunction preventing the Reclassification.

 NASDAQ Listing

Shares of Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHN” and the shares of Class A Common Stock are currently listed and traded on The Nasdaq Global Select Market under the symbol “BNHNA.” The Company expects that all of the shares of Common Stock that the Company’s stockholders will own following the Reclassification will be listed on The Nasdaq Global Select Market and will be traded under the symbol “BNHN.” After the effectiveness of the Reclassification, we will cause our current Class A Common Stock to be delisted from The Nasdaq Global Select Market.

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 Accounting Treatment

The Company will account for the Reclassification by adjusting the Company’s capital stock account based on the aggregate par value of the shares outstanding immediately following completion of the Reclassification. The change in capital stock will be offset by a decrease in paid-in capital.

 United States Federal Income Tax Consequences of the Reclassification

The following is a general summary of certain U.S. federal income tax consequences of the Reclassification.  We have based this summary on the Internal Revenue Code (“Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. persons that hold their shares of Common Stock or Class A Common Stock as capital assets for U.S. federal income tax purposes and does not address the tax treatment to stockholders who hold their shares through a partnership or other pass-through entity. Stockholders should be aware that this discussion does not address any issues that may be relevant to our stockholders who acquired their shares in compensatory transactions or other holders who are subject to special circumstances or tax rules (such as dealers in securities or foreign persons). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to our stockholders in light of their particular circumstances or those of our stockholders that are subject to special treatment under U.S. federal income tax laws. Furthermore, this summary does not address any aspect of state, local or foreign tax consequences of the Reclassification proposal. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Because the tax consequences to you will depend on your particular facts and circumstances, you are urged to consult your own tax advisor with respect to the tax consequences of the Reclassification, including tax reporting requirements.

We believe that as a result of the Reclassification:

●	holders of our Class A Common Stock and holders of our Common Stock will not recognize gain or loss upon the reclassification of Class A Common Stock into Common Stock;

●
a stockholder’s aggregate basis in such stockholder’s shares of Common Stock received upon completion of the Reclassification will be the same as the stockholder’s aggregate basis in the Class A Common Stock that was reclassified into Common Stock pursuant to the Reclassification;

●
a stockholder’s holding period for shares of Common Stock received upon completion of the Reclassification will include such stockholder’s holding period for the Class A Common Stock reclassified pursuant to the Reclassification, provided that each share of Class A Common Stock was held by such stockholder as a capital asset as defined in Section 1221 of the Code on the effective date of the Reclassification; and

●	we will not recognize gain or loss for federal income tax purposes upon the reclassification of our Class A Common Stock into Common Stock.

 Appraisal Rights

Under no circumstances are holders of Common Stock, Class A Common Stock or Series B Preferred Stock entitled to appraisal rights under Delaware law in connection with the Reclassification proposal.

 Federal Securities Law Consequences

All shares of Common Stock held by stockholders following the Reclassification will be freely transferable, except that shares of Common Stock held by persons who are deemed to be “affiliates” of the Company under the Securities Act, at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be

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affiliates of the Company for such purposes generally include individuals or entities that control, are controlled by or are under common control with the Company and include directors and officers of the Company.

 Share Certificates

Each certificate representing shares of Class A Common Stock immediately prior to the Reclassification will, following the Reclassification, be deemed to represent an identical number of shares of Common Stock. Soon after the completion of the Reclassification, such stockholders will be sent a letter of transmittal with which they can submit to American Stock Transfer & Trust Company, the Company’s transfer agent, certificates formerly representing shares of Class A Common Stock in exchange for certificates representing the shares of Common Stock into which such shares of Class A Common Stock have been reclassified. Even if this exchange is not made by a stockholder, the stockholder will be entitled to all rights as a holder of Common Stock, including the right to receive dividends, if any, in respect of such holder’s shares and the right to vote such shares as if the stockholder had exchanged his, her or its share certificate(s).

Please do not send in your stock certificates with the enclosed proxy card and do not surrender any certificates until you have received the letter of transmittal from American Stock Transfer & Trust Company, the Company’s transfer agent, following completion of the Reclassification.

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INTERESTS OF CERTAIN PERSONS IN THE RECLASSIFICATION

Certain persons may be deemed to have interests in the Reclassification that are different from, or in addition to, the interests of the Company’s stockholders generally. The stock ownership information set forth below is as of July 18, 2011.

BFC Financial Corporation, which we refer to as BFC, owns [600,000] shares of Series B Preferred Stock (as well as [397,328] shares of Common Stock). BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, each of whom is a director of the Company and who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s common stock representing approximately [71.6]% of the total voting power of BFC. Mr. Levan serves as Chairman and Chief Executive Officer of BFC and Mr. Abdo serves as Vice Chairman of BFC. The [600,000] shares of Series B Preferred Stock owned by BFC currently represents 100% of the outstanding shares of Series B Preferred Stock and are convertible into [1,183,899] shares of Common Stock, representing approximately [16.9]% of the total votes that may be cast when the Series B Preferred Stock votes together with the Common Stock and [14.7]% of the total votes that may be cast when the Series B Preferred Stock votes together with the Common Stock and the Class A Common Stock. Other than the foregoing ownership of Series B Preferred Stock, none of Mr. Levan, Mr. Abdo nor BFC has any interest in the Reclassification that is different from, or in addition to, the interest of the Company’s stockholders generally. Although the Series B Preferred Stock is entitled to vote on the Reclassification both as a separate class and (i) together with the Common Stock and the Class A Common Stock, and (ii) together with the Common Stock, in each case on an “as if converted” basis, the Series B Preferred Stock is not entitled to participate in the class vote solely of the Common Stock.

If the Reclassification becomes effective, pursuant to which the Class A Common Stock would be eliminated, the Series B Preferred Stock would be convertible into the same number of shares of Common Stock as currently is the case; that conversion right would not change. Further, if the Reclassification becomes effective, then the voting power of the Series B Preferred Stock when voting together with the remaining class of stock (the Common Stock, as opposed to the current two classes of stock (the Common Stock and the Class A Common Stock)), would decreased from approximately [14.7]% to [6.7]%. Also, in connection with the Reclassification, BFC has agreed to waive any anti-dilution adjustment to the Series B Preferred Stock that may otherwise result from the Reclassification under the terms of the Series B Preferred Stock.

Each of Mr. Levan and Mr. Abdo has advised the Company that he intends to vote or cause to be voted FOR the Reclassification all shares of capital stock of the Company owned or controlled by him. Further, in an amendment on Schedule 13D filed with the SEC on May 24, 2011, BFC stated:

“BFC intends to vote all shares of the Issuer’s stock owned or controlled by it in favor of the reclassification.  However, since the reclassification (in addition to requiring the approval of the voting power of the Issuer generally) requires a class vote of the Common Stock, voting by itself, BFC, in its capacity as a holder of Series B Preferred Stock, cannot participate in such separate class vote. In furtherance of its support of the proposed reclassification, on May 20, 2011, BFC converted 200,000 shares of Series B Preferred Stock (out of a total of 800,000 shares) into 397,328 shares of Common Stock, which new shares can participate in such class vote.  BFC currently intends to convert additional shares of Series B Preferred Stock into shares of Common Stock for the purpose of facilitating the approval of the reclassification proposal.”

Coliseum Capital Management, LLC (“Coliseum”) owns [1,843,883] shares of Class A Common Stock and [554,043] shares of Common Stock. Coliseum may be deemed to be controlled by Adam L. Gray, who is a director of the Company and a managing partner of Coliseum. Mr. Gray, who was elected by the holders of Class A Common Stock, abstained from the board of directors’ vote to approve the Reclassification. The [1,843,883] shares of Class A Common Stock and [554,043] shares of Common Stock currently represent in the aggregate approximately [2.3]% and [6.9]%, respectively, of the total votes that may be cast when voting together with all classes of stock. If the Reclassification becomes effective, then Mr. Gray may be deemed to have benefitted as a result of the [1,843,883] shares of Class A Common Stock being reclassified into Common Stock, having one vote per share rather than 1/10 of a vote per share, thereby increasing the approximate aggregate voting percentage of these shares from [2.3]% to [10.4]% when voting together with the remaining classes of stock. Other than the foregoing ownership of Class A

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Common Stock, neither Mr. Gray nor Coliseum has any interest in the Reclassification that is different from, or in addition to, the interest of the Company’s stockholders generally. In addition, if the Reclassification becomes effective, then Coliseum collectively as a class with all other holders of Class A Common Stock will lose its independent voting rights to elect 25% of the members of the board of directors. Although Mr. Gray abstained from the board of directors’ vote to approve the Reclassification, he has advised the Company that he intends to vote or cause to be voted FOR the Reclassification all shares of capital stock of the Company owned or controlled by him, including the shares of Common Stock and Class A Common Stock owned by Coliseum.

The table below sets forth certain information regarding the voting power, when all classes of stock vote together, of each stockholder that beneficially owned at least 5% of either the Common Stock or the Class A Common Stock on the record date and immediately following the Reclassification (assuming no interim change in ownership), determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and based on most recent Schedules 13D and 13G filed with the SEC as of the date hereof.

Voting Power of Certain Stockholders When Voting Together

Name	Votes of Common Stock (1 vote/share)		Votes of Class A Common Stock (1/10 vote/share)		Votes of Series B Preferred Stock (1.97 votes/share)		Total Voting Power (%)
	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification	Before Reclas- sification	After Reclas- sification
Benihana of Tokyo, Inc.	2,153,744	2,153,744	0	0	0	0	26.7%	12.2%
BFC Financial Corporation	397,328	397,328	0	0	1,183,8991	1,183,8991	19.6%	9.0%
Andreeff Equity Advisors, L.L.C.	530,334	1,118,289	58,7962	0	0	0	7.3%	6.3%
Coliseum Capital Management, LLC	554,043	2,397,9263	184,3884	0	0	0	9.1%	13.6%
RBC Global Asset Management (U.S.) Inc.	0	1,100,781	110,0785	0	0	0	1.4%	6.2%
Ameriprise Financial, Inc.	0	976,706	97,6716	0	0	0	1.2%	5.5%

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1.	BFC beneficially owns 600,000 shares of Series B Preferred Stock having the right to 1,183,899 votes when voting with all classes of stock.

2.
Andreeff Equity Advisors L.L.C. beneficially owns 587,955 shares of Class A Common Stock having the right to 58,796 votes when voting with all classes of stock.  Andreeff Equity Advisors L.L.C. disclaims beneficial ownership in the shares except to the extent of its pecuniary interest therein.

3.	Excludes 3,333 shares issuable on the exercise of outstanding stock options.

4.
Coliseum Capital Management, LLC beneficially owns 1,843,883 shares of Class A Common Stock having the right to 184,388 votes when voting with all classes of stock.  Coliseum Capital Management, LLC disclaims beneficial ownership in the shares except to the extent of their pecuniary interest therein.

5.	RBC Global Asset Management (U.S.) Inc. beneficially owns 1,100,781 shares of Class A Common Stock having the right to 110,078 votes when voting with all classes of stock.

6.	Ameriprise Financial, Inc. beneficially owns 976,706 shares of Class A Common Stock. Ameriprise Financial, Inc. disclaims beneficial ownership in the shares.

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DESCRIPTION OF CAPITAL STOCK

 General

The following summary description of the Company’s capital stock is not intended to be complete and is qualified by reference to the General Corporation Law of the State of Delaware and to our certificate of incorporation and bylaws, which you should read. See “Where You Can Find More Information.”

Our authorized capital stock consists of 49,500,000 shares of all classes of stock, of which 32,500,000 shares are Class A Common Stock, par value $0.10 per share, 12,000,000 shares are Common Stock, par value $0.10 per share, and 5,000,000 shares are Preferred Stock, par value $1.00 per share, of which 800,000 shares have been designated as Series B Preferred Stock and, in connection with our Rights Agreement with American Stock Transfer & Trust Company, 70,000 shares have been designated as Series A-1 Junior Participating Preferred Stock and 120,000 shares have been designated as Series A-2 Junior Participating Preferred Stock (together with the Series A-1 Junior Participating Preferred Stock, the “Junior Preferred Stock”). As of the date of this proxy statement/prospectus, no shares of Junior Preferred Stock have been issued or are outstanding. As of July 18, 2011, the record date for the special meeting, we had [10,634,978] shares of Class A Common Stock (excluding [56,042] shares of Class A Common Stock held by the Company in treasury), [5,826,433] shares of Common Stock and [600,000] shares of Series B Preferred Stock issued and outstanding.

 Common Stock

Dividend Rights. Holders of Class A Common Stock and Common Stock are entitled to receive dividends, when and if declared by our board of directors out of funds legally available therefor. Holders of Class A Common Stock are entitled to receive dividends per share not less than the amount paid per share to the holders of Common Stock.

Conversion. Common Stock is convertible into Class A Common Stock on a share-for-share basis.

Voting Rights. Holders of Common Stock and Class A Common Stock vote on all matters as a single class except with respect to the election of directors and as required by law. When voting together as a single class, holders of Class A Common Stock are entitled to 1/10 of one vote per share and holders of Common Stock are entitled to one vote per share. When voting separately to elect directors, holders of Class A Common Stock, voting as a separate class, are entitled to elect 25% of the members of our board of directors (rounded to the next higher number of directors), and holders of Common Stock and Series B Preferred Stock, voting as a separate class, are currently entitled to elect the remaining members of our board of directors. Of our current ten member board of directors, three members were elected by the holders of Class A Common Stock and seven members were elected by the holders of Common Stock and Series B Preferred Stock, voting as a separate class.

Classification. The board of directors is divided into three classes with the three-year term of office of a class expiring each year and with the designation by class dependent upon the scheduled expiration of the directors’ terms of office. Cumulative voting is not permitted or required.

Liquidation Rights. Upon any liquidation or dissolution, after payment or provision for payment of our debts or liabilities and any amounts to which holders of senior securities may be entitled, holders of Class A Common Stock and Common Stock are entitled to share ratably as one class in the remaining assets of the Corporation.

 Preferred Stock

Board Authorization. Pursuant to our certificate of incorporation, our board of directors has authority, without further action by our stockholders (unless such stockholder action is required by applicable law), to designate and issue up to 5,000,000 shares of Preferred Stock, $1.00 par value, in one or more series and to set forth the voting powers, if any, designations, preferences and relative, participating, optional or other special rights and

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the qualifications, limitations or restrictions of such series to the full extent permitted by law, including with respect to:

●	the number of shares to constitute such series and the distinctive designations thereof;

●	the voting powers, full or limited, if any, of such series;

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the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

●	the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

●	the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

●	the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Company;

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the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange; and

●
any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

Dividend Rights. Holders of Series B Preferred Stock are entitled to receive a dividend equal to $1.25 per share, payable on the last day of each calendar quarter. So long as any shares of Series B Preferred Stock are outstanding, no dividend, whether in cash or property, may be paid or declared, nor any other distribution made, on the Common Stock, Class A Common Stock or any other equity securities (including Junior Preferred Stock) of the Company and the Company, directly or indirectly, may not purchase, redeem or otherwise acquire any Common Stock, Class A Common Stock or any other equity securities (including Junior Preferred Stock) of the Company, until all dividends on the Series B Preferred Stock have been paid or declared and set apart.

Conversion. Each share of Series B Preferred Stock is currently convertible into Common Stock at a conversion price of approximately $12.67 per share (as may be adjusted from time to time, including, under certain circumstances, in the event of a stock dividend, certain sales of our securities and certain issuances of rights to purchase our securities) or 1.97 shares of Common Stock for each share of Series B Preferred Stock. The 600,000 shares of Series B Preferred Stock outstanding as of the date of this proxy statement/prospectus are currently convertible into an aggregate 1,183,899 shares of Common Stock.

Voting Rights. Except as provided by law or the certificate of incorporation, holders of Series B Preferred Stock (i) vote on an “as if converted” basis together with holders of Common Stock, as a single class, on all matters put to a vote of the holders of Common Stock; (ii) vote with the holders of the Common Stock and Class A Common Stock, as a single class, on all matters on which the holders of Common Stock vote together with the holders of Class A Common Stock as a single class; and (iii) are entitled to notice of all stockholders' meetings in accordance with the Company’s certificate of incorporation and bylaws of the Corporation. Without the prior approval of a majority of the Series B Preferred Stock, the Company may not (i) amend, add or repeal, including an amendment, addition or repeal effected by merger, consolidation, reorganization or any other means, or repeal any provision of, or add any provision to, the Company’s certificate of incorporation or bylaws if such action would

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change or otherwise adversely affect the holders of Series B Preferred Stock as a class; or (ii) offer, sell, designate, authorize or issue, including by merger, reclassification, consolidation, reorganization or any other means, shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights or voting rights, superior to or on a parity with any preference or priority of the Series B Preferred Stock (or any options, warrants, rights, bond, debentures, notes or other securities convertible, exchangeable or exercisable for any such stock). In addition, the prior approval of a majority of the Series B Preferred Stock is required for certain other events outside the ordinary course of business, principally certain sales of our securities, liquidation of the Company, merger or consolidation of the Company with or into any other person and acquisitions or dispositions of assets having a value in excess of 25% of our total consolidated assets.

The certificate of designations setting forth the terms of the Series B Preferred Stock provides that the holders of a majority of the Series B Preferred Stock, voting as a single class, are at all times entitled to elect one member of the Company’s board of directors.  Under the agreement with the Company pursuant to which BFC purchased shares of Series B Preferred Stock, BFC and the Company agreed that, for so long as BFC or any of its affiliates is the holder of a majority of the outstanding shares of Series B Preferred Stock, BFC will not (and it will cause any such affiliate not to) exercise such right to elect a director of the Company if, at the time, John E. Abdo or Alan B. Levan (i) is serving as an officer or director of BFC and (ii) has been elected as a director by the Company’s board of directors or holders of Common Stock or Class A Common Stock and is serving as such.  As a result of such agreement, BFC is currently not exercising the aforesaid right to separately elect a director pursuant to the terms of the Series B Preferred Stock.

Subscription Rights.  Under the agreement with the Company pursuant to which BFC purchased shares of Series B Preferred Stock, BFC has the right, in connection with certain sales or issuances of securities by the Company, to participate in such transaction and purchase additional securities in order to maintain its percentage ownership in the Company.  Such subscription rights do not apply to the Reclassification.

Liquidation Rights. Holders of Series B Preferred Stock have a liquidation preference of $25.00 per share (subject to anti-dilution provisions), plus accrued and unpaid dividends.

 Certain Anti-Takeover Matters

The terms of our Series B Preferred Stock require the sale of assets having a value in excess of 25% of our total consolidated assets, liquidation of the Company or merger or consolidation of the Company with or into any other person to be approved by the holders of not less than a majority of the shares of Series B Preferred Stock. Our certificate of incorporation and bylaws also contain other provisions which could have anti-takeover effects, including, without limitation:

●	the authority of the board of directors to issue additional shares of Preferred Stock and to fix the relative rights and preferences of the Preferred Stock without additional stockholder approval;

●	the division of our board of directors into three classes of directors with three-year staggered terms;

●	a super-majority voting requirement for removal of directors, in addition to the requirements of Delaware law; and

●	certain notice procedures to be complied with by stockholders in order to make stockholder proposals or nominate directors.

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DESCRIPTION OF CAPITAL STOCK POST-RECLASSIFICATION

The following summary description of the Company’s capital stock following the Reclassification is not intended to be complete and is qualified by reference to the General Corporation Law of the State of Delaware and to the proposed form of the amended and restated certificate of incorporation attached as Exhibit 3.1 to the registration statement of which this proxy statement/prospectus forms a part, as it will read upon completion of the Reclassification.

 Authorized Capital Stock

Immediately following the Reclassification, the Company will have one class of Preferred Stock, par value $1.00 per share, and one class of Common Stock, par value $0.10 per share, and the total number of shares of authorized capital stock will be comprised as follows:

●	30,000,000 shares of Common Stock; and

●	5,000,000 shares of Preferred Stock, of which 800,000 shares have been designated as Series B Preferred Stock.

The Junior Preferred Stock is eliminated in the proposed amended and restated certificate of incorporation because the Company’s Rights Agreement will expire automatically if and when the Reclassification becomes effective.  See “The Reclassification—The Amended Rights Agreement.”

On May 20, 2011, 200,000 shares of Series B Preferred Stock were converted into Common Stock. Accordingly, the Company expects to file a certificate of retirement with the Secretary of State of the State of Delaware in respect of such shares (and any other shares of Series B Preferred Stock that may be converted by BFC), which will reflect the reduction in the number of shares of Series B Preferred Stock that are authorized for issuance.

Based on shares of Common Stock, Class A Common Stock and Series B Preferred Stock outstanding on July 18, 2011, the record date, the Company expects to have approximately [16,461,411] shares of Common Stock and [600,000] shares of Series B Preferred Stock issued and outstanding upon completion of the Reclassification.

 Common Stock and Preferred Stock

Except as described above, the Reclassification will have no effect upon our capital structure or on the substantive rights of holders of shares of Common Stock or Series B Preferred Stock.

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COMPARISON OF STOCKHOLDER RIGHTS

Following the Reclassification, the rights of each holder of shares of Class A Common Stock will be identical in all material respects to the rights of each holder of shares of Common Stock prior to the Reclassification, except with respect to the matters specified below:

	Pre-Reclassification Class A Common Stock	Post-Reclassification Common Stock
Capital Structure:	Two classes of common stock: Common Stock and Class A Common Stock.	One class of Common Stock.
General Voting Rights:

Each share of Class A Common Stock is entitled to 1/10 of a vote per share on all matters to be voted on by the Common Stock (which is entitled to one vote per share), except for the election of directors.
Each share of Common Stock is entitled to one vote per share on all matters put to a vote of the holders of Common Stock.
Election of Directors:

Shares of Class A Common Stock vote separately as a class to elect 25% of the members of the board of directors.  Shares of Common
Stock and Series B Preferred Stock elect the remaining members of the board of directors.
Shares of Common Stock and Series B Preferred Stock elect all the members of the board of directors.
Authorized Shares:	32,500,000 authorized shares of Class A Common Stock plus 12,000,000 shares of authorized Common Stock equals a total of 44,500,000 authorized shares of all classes of common stock.	30,000,000 authorized shares of Common Stock, being the only authorized shares of common stock.

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APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE RECLASSIFICATION

As discussed above, our board recommends a vote for the Reclassification. Approval of the Reclassification will require the affirmative vote of (i) a majority in voting power of the outstanding shares of Common Stock, Class A Common Stock and Series B Preferred Stock, voting together as a single class; (ii) a majority of the outstanding shares of Class A Common Stock, voting as a separate class; (iii) a majority of the outstanding shares of Common Stock (excluding the Series B Preferred Stock), voting as a separate class; (iv) a majority of the outstanding shares of Series B Preferred Stock, voting as a separate class; and (v) a majority in voting power of the outstanding shares of Common Stock and Series B Preferred Stock, voting together as a single class. While we hope the Reclassification is approved at the special meeting, it is possible we will not have sufficient votes to do so.  If we do not have sufficient votes for the Reclassification proposal at the special meeting and the adjournment proposal were to pass, we could solicit and obtain additional votes and promptly reconvene the special meeting.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will require the affirmative vote of a majority of votes cast by the holders of Common Stock, Class A Common Stock and Series B Preferred Stock, voting as a single class.  When voting as a single class, each holder of Common Stock has one vote per share, each holder of Class A Common Stock has 1/10 of a vote per share, and each holder of Series B Preferred Stock has one vote per share of Common Stock into which such shares of Series B Preferred Stock are convertible. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

We recommend that you vote “FOR” the approval to adjourn the special meeting of stockholders, if necessary or appropriate, to solicit additional proxies for the Reclassification proposal.

LEGAL MATTERS

The validity of the Common Stock to be issued in connection with the Reclassification will be passed upon by Hughes Hubbard & Reed LLP.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 27, 2011, and the effectiveness of Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. Proposals intended for inclusion in the proxy statement and proxy card relating to the Company’s next annual meeting must have been received by no later than May 11, 2011. If next year’s annual meeting is held on a date more than 30 calendar days before or after September 28, 2011, a stockholder proposal must be received by a reasonable time before we begin to print and mail our proxy solicitation for such annual meeting. In addition, our By-Laws currently provide that no proposal may be properly raised at next year's annual meeting unless we receive notice of the proposal not less than 60 days nor more than 90 days prior to the meeting.

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However, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice of a proposal must be received not later than the 10th day following the day on which notice of the date of the annual meeting is mailed or public disclosure is made. All proposals and notifications should be addressed to the General Counsel, Benihana Inc., 8685 Northwest 53rd Terrace, Miami, Florida 33166.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, which we refer to as “the Exchange Act.” Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Rooms.

Our filings with the SEC are also available from its Internet website at www.sec.gov. Our Class A Common Stock and Common Stock are listed on the Nasdaq Global Select Market under the trading symbols “BNHNA” and “BNHN,” respectively.

The information in this proxy statement/prospectus may not contain all of the information that may be important to you. You should read the entire proxy statement/prospectus and any proxy statement/prospectus supplement as well as the information incorporated by reference in these documents before making an investment decision.

The SEC allows the Company to incorporate by reference the information the Company files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information about the Company that is not included in or delivered with this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	annual report on Form 10-K for the fiscal year ended March 27, 2011; and

●	Schedule 14A filed with the SEC on September 8, 2010.

The Company is also incorporating by reference additional documents that the Company files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting.

This proxy statement/prospectus incorporates documents by reference that are not presented or delivered with this proxy statement/prospectus. You may review and obtain these documents at our internet website at www.benihana.com, provided that no other information on our website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida  33166
Attention: General Counsel
(305) 593-0770

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, INCLUDING ANY DOCUMENTS THE COMPANY MAY SUBSEQUENTLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE THE SPECIAL MEETING, PLEASE DO SO PROMPTLY SO THAT YOU WILL RECEIVE THEM BEFORE THE SPECIAL MEETING.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy

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statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

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ANNEX A

This Annex A contains the Company’s proposed amended and restated certificate of incorporation as it would read if the Reclassification is completed, marked to show changes to our current certificate of incorporation, excluding the Certificate of Designations of the Series B Preferred Stock, which is incorporated by reference.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BENIHANA INC.

~~The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws~~Benihana Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (~~particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as~~ the “General Corporation Law ~~of the State of Delaware~~”), hereby certifies ~~that:~~as follows:

1.           That the present name of this corporation is Benihana Inc., and that this corporation was incorporated pursuant to the General Corporation Law by filing its original certificate of incorporation on December 6, 1994 under the name Benihana Inc.

2.           This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the certificate of incorporation of the corporation (as heretofore amended) and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

3.           The text of the certificate of incorporation of the corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation is Benihana Inc. (the “Corporation”).

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is ~~9 East Loockerman Street,~~3411 Silverside Rd., Rodney Building #104, City of ~~Dover~~Wilmington, County of ~~Kent~~New Castle, Zip Code ~~19901~~19810; and the name of the registered agent of the Corporation in the State of Delaware at such address is ~~the National~~ Corporate ~~Research, Ltd~~Creations Network Inc.

THIRD:  The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~FORTY-NINE~~THIRTY-FIVE MILLION ~~and FIVE HUNDRED THOUSAND (49,500,000~~(35,000,000), of which THIRTY~~-TWO MILLION and FIVE HUNDRED THOUSAND (32,500,000) shares shall be Class A Common Stock, par value $.10 per share (“Class A Stock”), TWELVE MILLION (12,000,000~~ MILLION (30,000,000) shares shall be Common Stock, par value $.10 per share (“Common Stock”), and FIVE MILLION (5,000,000) shares shall be Preferred Stock, par value $1.00 per share.

Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Class A Common Stock, par value $.10 per share (“Class A Stock”), of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be,

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without any action on the part of the holder thereof, automatically reclassified as and changed into one share of Common Stock (the “Reclassification”).  Each certificate that immediately prior to the Effective Time represented shares of Class A Stock shall, from and after the Effective Time, be deemed to represent that number of shares of Common Stock into which the shares of Class A Stock represented by such certificate shall have been reclassified as a result of the Reclassification.  Each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Class A Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock into which such holder’s former shares of Class A Stock shall have been reclassified as a result of the Reclassification.

No stockholder shall have any preemptive right to subscribe to or purchase any issue of stock or other securities of the Corporation, or any treasury stock or other treasury securities.

The power, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights are as follows:

(a)           The Preferred Stock may be issued from time to time in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection (b) of this Article FOURTH.

(b)           Authority is hereby vested in the Board of Directors of the Corporation (the “Board of Directors”) to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to (viii) inclusive~~;~~:

(i)           the number of shares to constitute such series, and the distinctive designations thereof;

(ii)           the voting powers, full or limited, if any, of such series;

(iii)           the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

(iv)           the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

(v)           the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

(vi)           the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(vii)           the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

(viii)           any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any

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restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

(c)           The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

(d)           Pursuant to the authority conferred upon the Board of Directors, the Board of Directors created a series of 800,000 shares of Preferred Stock designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) by filing a Certificate of Designations of the Series B Preferred Stock of the Corporation with the Secretary of State of the State of Delaware on June 29, 2004, and the powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B Preferred Stock, are set forth in Appendix A hereto and are incorporated herein by reference.

(e)           At every meeting of the stockholders of the Corporation (or with respect to any action by written consent in lieu of a meeting of stockholders), each share of Common Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy) ~~and each share of Class A Stock shall be entitled to one-tenth (1/10th) vote (whether voted in person by the holder thereof or by proxy), voting together as one class on all matters which may lawfully be submitted to a vote of stockholders (except to the extent otherwise required by law) subject to the following provisions:~~.

~~(i)           Subject to the provisions of paragraph (d) (ii) of this Article FOURTH, the holders of the Class A Stock, voting separately as a class, shall have the right as set forth in and in the manner provided by this Section (d)(i) of this Article FOURTH to elect twenty-five percent (25%) of the total number of directors (and if the Board of Directors be divided into two or more classes, twenty-five percent (25%) of each such class) constituting the entire board of directors as determined in accordance with the Certificate of Incorporation and the By-Laws of the Corporation in effect from time to time (the “Class A Directors”), and shall not otherwise vote in the election of directors.  In the event that twenty-five percent (25%) of the number of directors so fixed at any time is not a whole number, the number of Class A Directors shall be rounded up to the nearest whole number.  Notwithstanding the preceding, in no event shall the Class A Directors constitute more than twenty-five percent (25%) (or the next highest whole number) of the entire Board of Directors, and no vote shall be taken at any meeting of shareholders to elect a Class A Director if, immediately after such meeting, Class A Directors whose terms of office have not expired at such meeting would constitute at least twenty-five percent (25%) of the number of directors constituting the entire board.  The Board of Directors shall initially designate the Class A Directors from among the directors in office on the date the right to vote separately as a class for Class A Directors first vests in the holders of Class A Stock or from directors thereafter appointed by the Board of Directors to fill vacancies or newly-created positions on the Board of Directors.  Thereafter, the Class A Directors shall be elected by the holders of Class A Stock, voting separately as a class, as the term of office of each Class A Director expires in accordance with the Certificate of Incorporation or By-Laws of the Corporation as from time to time in effect.~~

~~(ii)           If on the record date for any vote or written consent with respect to the election of directors the number of shares of Class A Stock which is issued and outstanding is less than ten percent (10%) of the total of the number of shares of Class A Stock and Common Stock which is issued and outstanding, the holders of Class A Stock shall not be entitled to vote separately as a class with respect to the election of directors but shall vote together with the holders of the Common Stock as one class for the election of all directors of the Corporation, with each share of Class A Stock entitled to one-tenth (1/10th) vote and each share of Common Stock entitled to one (1) vote.~~

~~(iii)           If on the record date for any vote or written consent with respect to the election of directors, the number of shares of Common Stock which is issued and outstanding is less than twelve-and-a-half percent (l2-1/2%) of the total of the number of shares of Class A Stock and Common Stock which is issued and outstanding, the holders of the Class A Stock shall vote separately as a class to elect twenty-five percent (25%) of the directors to be elected, in the manner specified in paragraph (d) (i) of this Article FOURTH, and shall also be entitled to vote in the election of the remaining directors to be elected together with the holders of Common~~

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~~Stock as one Class, with each share of Class A Stock entitled to one-tenth (1/10th) vote and each share of Common Stock entitled to one (1) vote.~~

~~(iv~~(f)           The Corporation may increase the total number of shares of ~~Class A Stock or~~ Common Stock that may be issued by the Corporation by the affirmative vote of a majority of all votes entitled to be voted by the holders of ~~Class A Stock and Common Stock~~capital stock, voting together as ~~one class.~~

~~(e)           Each share of Common Stock issued and outstanding on and after the date hereof may at any time be converted into one (1) fully-paid and non-assessable share of Class A Stock.  Such right shall be exercised by the surrender of the certificate representing such share of Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or, if an agent for the registration of the transfer of shares of Common Stock is then duly appointed and acting (the “Transfer Agent”) then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent), by instruments of transfer, in form satisfactory to the Corporation or the Transfer Agent.  A conversion shall be deemed to have occurred at the close of business on the date when the Corporation or the Transfer Agent has received the prescribed written notice and the required certificate or certificates, and the Corporation or the Transfer Agent shall deliver a certificate or certificates representing the shares of Class A Stock issuable upon such conversion to the holder requesting such conversion as soon as practicable thereafter.  Any such conversion shall be made without charge for any stamp or other similar tax in respect of the issuance of the certificate or certificates for the shares of Class A Stock issued in connection with such conversion, unless such certificate is to be issued in a name other than that of the holder of the share or shares of Common Stock converted, in which case such holder shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such conversion.~~

 ~~(f)           (i)           No cash dividend or dividend of property (other than stock of the Corporation as set forth in subsection (f) (ii) hereof) may be paid per share on the Common Stock unless a dividend of an equal amount of cash or value of property (as determined by the Board of Directors acting in good faith) has been paid per share on the Class A Stock, simultaneously with, or during the three-month period next preceding, the date of payment of such dividend.~~

~~(ii)           A dividend of shares of Class A Stock may be paid to holders of Class A Stock only, or may be paid to holders of both Class A Stock and Common Stock if the number of Shares paid per share to holders of Class A Stock and Common Stock shall be the same; a dividend of shares of Common Stock may be paid to holders of Class A Stock only or may be paid to holders of both Class A Stock and Common Stock if the number of shares paid per share to holders of Class A Stock and Common Stock shall be the same; and a dividend of shares may be declared and paid in Class A Stock to holders of Class A Stock and in Common Stock to holders of Common Stock, if the number of shares paid per share to holders of Class A Stock and Common Stock shall be the same.~~

~~(g)           Shares of Class A Stock or Common Stock may not be split up, subdivided, combined or reclassified, unless, at the same time, the shares of the other such class are proportionately so split up, subdivided, combined or reclassified in a manner which maintains the same proportionate equity ownership (i.e., the same proportion of common shares held by each class) between the holders of Class A Stock and Common Stock as comprised on the record date for any such transaction.~~

 ~~(h)           In the event of a liquidation or dissolution of the Corporation, or a winding up of its affairs, whether voluntary or involuntary, or a merger or consolidation of the Corporation, after payment or provision for payment of the debts or liabilities of the Corporation and the amounts to which holders of senior securities may be entitled, holders of Class A Stock and Common Stock shall be entitled to share ratably as one class (i.e., an equal mount of assets for each share of either Class A Stock or Common Stock) in the remaining assets of the Corporation.(i)Shares of Class A Stock and Common Stock shall be deemed “shares of the Corporation” and “shares of capital stock of the Corporation” for all purposes of the Certificate of Incorporation and By-Laws of the Corporation.  In determining whether a vote on any matter has been sustained by the vote of a specific percentage of the shares of the Corporation, such percentage shall be calculated as a percentage of the total number of votes entitled to be cast by holders of the Class A Stock and the Common Stock (and any other class of the Corporation’s securities entitled to vote).~~a single class.

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FIFTH:  (a)            The number of directors shall be not less than three nor more than twelve, the exact number to be determined from time to time by the Board of Directors.  No increase or decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  The Board of Directors may, by resolution adopted by seventy-five percent (75%) of the directors then in office, fill any vacancy or vacancies resulting from an increase in the Board and any vacancy therein arising for any other reason.

(b)           The Board shall be divided into three classes:  Class I, Class II and Class III.

(i)           The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three and, if a fraction is also contained in such quotient, then, if such fraction is one-third (1/3), the extra director shall be a member of Class III and, if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class II, and the other shall be a member of Class III.  In the case of any increase in the number of directors of the Corporation, the additional directors shall be so classified that all classes of directors shall be increased equally as nearly as possible.  Except as provided in subsection (ii) and (iii) of this Section (b), each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected.

(ii)           Any director appointed to fill a vacancy on the Board shall hold office until the next succeeding annual meeting of shareholders, and the director so appointed, or his successor, shall be nominated for election at such meeting to serve for the remainder of the term of the class to which the vacancy pertained.

(iii)           The directors first elected to Class I shall serve for a term ending on the first annual meeting following the date on which such directors were first elected, the directors first elected to Class II shall serve for a term ending on the second annual meeting following the date on which such directors were first elected, and the directors first elected to Class III shall serve for a term ending on the third annual meeting following the date on which such directors were first elected.  At each annual meeting, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.

(iv)           The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

(v)           If, for any reason, the number of directors in the various classes shall not conform with the formula set forth in subsection (i) of this Section (b), the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

(c)           Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of the directors.

(d)           Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section, such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such persons’ written consent to

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being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder.  At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(e)           Notwithstanding any other provision hereof or of the By-Laws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, any director or all the directors of the Corporation may be removed at any time, but only for cause and only by (1) a vote of the holders of 66-2/3% of the shares represented at a meeting of the stockholders at which a quorum is present or (2) a vote of 66-2/3% of the members of the Board of Directors.  With respect to removal of any director by action of the Board of Directors, the Board shall have the power, by a similar vote, to suspend any director pending a final determination that cause exists for removal.

(f~~)           The initial directors of the Corporation shall be appointed by the sole incorporator who shall designate the class of each such appointee.  Such appointment shall not be deemed the filling of a vacancy.(g~~) This Article FIFTH can be amended only by a vote of the holders of 66-2/3% of the shares represented at a meeting of stockholders at which a quorum is present and which was called, inter alia, for such purpose.

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders;

(a)           The Board of Directors shall have power without the assent or vote of the stockholders:

(i)           To make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the number of shares to be reserved for any proper purposes; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(ii)           To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(b)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack, abuse of directors’ interest, or for any other reason.

(c)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this certificate, and to any ~~by-laws~~By-Laws from time to time made by the stockholders; provided, however, that no ~~by-laws~~By-Laws so made shall invalidate any prior act of the directors which would have been valid if such ~~by-law~~By-Law had not been made.

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SEVENTH:  The ~~name and the mailing address of the incorporator is as follows:~~

NAME                                                      MAILING ADDRESS

~~Jerold P. Dornbush, Esq.            c/o Dornbush Mensch Mandelstam & Schaeffer~~
~~747 Third Avenue~~
~~New York, New York 10017~~EIGHTH~~:  The~~ Corporation is to have perpetual existence.

NINTHEIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH~~:  The original By-Laws of the Corporation shall be adopted by the incorporator.  Thereafter, the~~NINTH:  The power to make, alter or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

ELEVENTHTENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The indemnification provided for herein shall not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

TWELFTHELEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

~~I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 6th day of December, 1994.~~

                                           __________________________________________________
                                           ~~Jerold P. Dornbush, Esq.~~
                                           ~~Incorporator~~

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this __th day of ______, 2011.

                                           BENIHANA INC.

                                           By: ___________________________
                                                 Name:
                                                 Title:

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ANNEX B

This Annex B contains the Company’s proposed amended and restated certificate of incorporation as it would read if the Reclassification is completed, excluding the Certificate of Designations of the Series B Preferred Stock, which is incorporated by reference.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BENIHANA INC.

Benihana Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.           That the present name of this corporation is Benihana Inc., and that this corporation was incorporated pursuant to the General Corporation Law by filing its original certificate of incorporation on December 6, 1994 under the name Benihana Inc.

2.           This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) amends, restates and integrates the provisions of the certificate of incorporation of the corporation (as heretofore amended) and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

3.           The text of the certificate of incorporation of the corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation is Benihana Inc. (the “Corporation”).

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3411 Silverside Rd., Rodney Building #104, City of Wilmington, County of New Castle, Zip Code 19810; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.

THIRD:  The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is THIRTY-FIVE MILLION (35,000,000), of which THIRTY MILLION (30,000,000) shares shall be Common Stock, par value $.10 per share (“Common Stock”), and FIVE MILLION (5,000,000) shares shall be Preferred Stock, par value $1.00 per share.

Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Class A Common Stock, par value $.10 per share (“Class A Stock”), of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be, without any action on the part of the holder thereof, automatically reclassified as and changed into one share of Common Stock (the “Reclassification”).  Each certificate that immediately prior to the Effective Time represented shares of Class A Stock shall, from and after the Effective Time, be deemed to represent that number of shares of Common Stock into which the shares of Class A Stock represented by such certificate shall have been reclassified as a result of the Reclassification.  Each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Class A Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock into which such holder’s former shares of Class A Stock shall have been reclassified as a result of the Reclassification.

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No stockholder shall have any preemptive right to subscribe to or purchase any issue of stock or other securities of the Corporation, or any treasury stock or other treasury securities.

The power, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights are as follows:

(a)           The Preferred Stock may be issued from time to time in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection (b) of this Article FOURTH.

(b)           Authority is hereby vested in the Board of Directors of the Corporation (the “Board of Directors”) to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set forth in the following clauses (i) to (viii) inclusive:

(i)           the number of shares to constitute such series, and the distinctive designations thereof;

(ii)           the voting powers, full or limited, if any, of such series;

(iii)           the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

(iv)           the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

(v)           the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series and, if so, the amount of such fund or funds and the manner of application;

(vi)           the rights of shares of such series upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

(vii)           the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares shall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

(viii)           any other preferences and relative, participating, optional or other special rights of shares of such series, and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

(c)           The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

(d)           Pursuant to the authority conferred upon the Board of Directors, the Board of Directors created a series of 800,000 shares of Preferred Stock designated as Series B Convertible Preferred Stock

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(the “Series B Preferred Stock”) by filing a Certificate of Designations of the Series B Preferred Stock of the Corporation with the Secretary of State of the State of Delaware on June 29, 2004, and the powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B Preferred Stock, are set forth in Appendix A hereto and are incorporated herein by reference.

(e)           At every meeting of the stockholders of the Corporation (or with respect to any action by written consent in lieu of a meeting of stockholders), each share of Common Stock shall be entitled to one (1) vote (whether voted in person by the holder thereof or by proxy).

(f)           The Corporation may increase the total number of shares of Common Stock that may be issued by the Corporation by the affirmative vote of a majority of all votes entitled to be voted by the holders of capital stock, voting together as a single class.

FIFTH:  (a)                      The number of directors shall be not less than three nor more than twelve, the exact number to be determined from time to time by the Board of Directors.  No increase or decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  The Board of Directors may, by resolution adopted by seventy-five percent (75%) of the directors then in office, fill any vacancy or vacancies resulting from an increase in the Board and any vacancy therein arising for any other reason.

(b)           The Board shall be divided into three classes:  Class I, Class II and Class III.

(i)           The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three and, if a fraction is also contained in such quotient, then, if such fraction is one-third (1/3), the extra director shall be a member of Class III and, if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class II, and the other shall be a member of Class III.  In the case of any increase in the number of directors of the Corporation, the additional directors shall be so classified that all classes of directors shall be increased equally as nearly as possible.  Except as provided in subsection (ii) and (iii) of this Section (b), each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected.

(ii)           Any director appointed to fill a vacancy on the Board shall hold office until the next succeeding annual meeting of shareholders, and the director so appointed, or his successor, shall be nominated for election at such meeting to serve for the remainder of the term of the class to which the vacancy pertained.

(iii)           The directors first elected to Class I shall serve for a term ending on the first annual meeting following the date on which such directors were first elected, the directors first elected to Class II shall serve for a term ending on the second annual meeting following the date on which such directors were first elected, and the directors first elected to Class III shall serve for a term ending on the third annual meeting following the date on which such directors were first elected.  At each annual meeting, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.

(iv)           The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

(v)           If, for any reason, the number of directors in the various classes shall not conform with the formula set forth in subsection (i) of this Section (b), the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

(c)           Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of the directors.

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(d)           Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section, such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including without limitation such persons’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder.  At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section.  The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(e)           Notwithstanding any other provision hereof or of the By-Laws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, any director or all the directors of the Corporation may be removed at any time, but only for cause and only by (1) a vote of the holders of 66-2/3% of the shares represented at a meeting of the stockholders at which a quorum is present or (2) a vote of 66-2/3% of the members of the Board of Directors.  With respect to removal of any director by action of the Board of Directors, the Board shall have the power, by a similar vote, to suspend any director pending a final determination that cause exists for removal.

(f)           This Article FIFTH can be amended only by a vote of the holders of 66-2/3% of the shares represented at a meeting of stockholders at which a quorum is present and which was called, inter alia, for such purpose.

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders;

(a)           The Board of Directors shall have power without the assent or vote of the stockholders:

(i)           To make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the number of shares to be reserved for any proper purposes; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(ii)           To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

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(b)           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack, abuse of directors’ interest, or for any other reason.

(c)           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this certificate, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Law had not been made.

SEVENTH:  The Corporation is to have perpetual existence.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  The power to make, alter or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

TENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The indemnification provided for herein shall not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

ELEVENTH:  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this __th day of ______, 2011.

                      BENIHANA INC.

                      By: ___________________________
                            Name:
                            Title:

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable to the Company. The Company is required to indemnify its directors and officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceedings, or in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its stockholders for breaches of such directors’ fiduciary duties in certain circumstances. The foregoing, statement is qualified in its entirety by the detailed provisions of  Sections 145 and 102 of the Delaware General Corporation Law.

The Company’s certificate of incorporation contains provisions which provide for indemnification of directors and officers to the full extent provided by Delaware law as described above and which eliminate the liability of directors for breaches of their fiduciary duties to the Company in certain circumstances to the full extent permitted by the Delaware General Corporation Law. The Company’s By-Laws contains provisions which provide directors and officers with advancement of expenses incurred in defending against any action, suit or proceeding arising as a result of their positions as director and officers.

The Company carries a directors’ and officers’ liability insurance policy which provides for payment of expenses of the Company’s directors and officers in connection with certain threatened, or completed, actions, suits and proceedings against them in their capacities as directors and officers, in accordance with the General Corporation Law of Delaware.

Item 21. Exhibits and Financial Statement Schedules.

Exhibits—See Exhibit Index on page II-3.

Item 22. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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EXHIBIT INDEX

Exhibit No.
3.1*	Amended and Restated Certificate of Incorporation in the form to become effective if the Reclassification is implemented.
5.1	Opinion of Hughes Hubbard & Reed LLP as to the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP
99.1	Form of Proxy Card.

____________________________
*	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on the 11th day of July, 2011.

BENIHANA INC.

By:	/s/ Richard C. Stockinger
Name:	Richard C. Stockinger
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard C. Stockinger
Name:	Richard C. Stockinger
Title:	Chairman, Chief Executive Officer and President (principal executive officer)
Date:	July 11, 2011

/s/ Gene R. Baldwin
Name:	Gene R. Baldwin
Title:	Interim Chief Financial Officer (principal financial and accounting officer)
Date:	July 7, 2011

*
Name:	Norman Becker
Title:	Director
Date:	July 11, 2011

*
Name:	Alan B. Levan
Title:	Director
Date:	July 11, 2011

*
Name:	Darwin C. Dornbush
Title:	Director
Date:	July 11, 2011

*
Name:	Lewis Jaffe
Title:	Director
Date:	July 11, 2011

*
Name:	Joseph J. West
Title:	Director
Date:	July 11, 2011

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*
Name:	John E. Abdo
Title:	Director
Date:	July 11, 2011

*
Name:	J. Ronald Castell
Title:	Director
Date:	July 11, 2011

*
Name:	Adam L. Gray
Title:	Director
Date:	July 11, 2011

*
Name:	Michael W. Kata
Title:	Director
Date:	July 11, 2011

___________________________________________________________

* By:	/s/ Richard C. Stockinger
Richard C. Stockinger
Attorney in Fact
July 11, 2011